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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TRANSATLANTIC HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
VALIDUS HOLDINGS, LTD. TV HOLDINGS, LLC TV MERGER SUB, LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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SPECIAL MEETING OF STOCKHOLDERS

OF

TRANSATLANTIC HOLDINGS, INC.

TO BE HELD ON SEPTEMBER 20, 2011

PROXY STATEMENT
OF
VALIDUS HOLDINGS, LTD.
TV HOLDINGS, LLC
TV MERGER SUB, LLC

SOLICITATION OF PROXIES IN OPPOSITION TO
THE PROPOSED ACQUISITION OF TRANSATLANTIC HOLDINGS, INC.
BY ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

        This Proxy Statement (this "Proxy Statement") and the enclosed BLUE proxy card are furnished by Validus Holdings, Ltd., a Bermuda exempted company ("Validus," "we" or "us"), TV Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Validus ("TV Holdings") and TV Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of TV Holdings ("TV Merger Sub") (for convenience purposes, throughout this Proxy Statement, we sometimes refer to Validus as the party soliciting proxies in connection herewith), in connection with Validus' solicitation of proxies to be used at the special meeting (the "Special Meeting") of stockholders of Transatlantic Holdings, Inc., a Delaware corporation ("Transatlantic"), to be held on September 20, 2011, at The Down Town Association, 60 Pine Street, New York, New York at 8:00 a.m. local time, and at any adjournments or postponements thereof.

        This Proxy Statement and the enclosed BLUE proxy card are first being mailed to Transatlantic stockholders on or about August 22, 2011.

        Pursuant to this Proxy Statement, Validus is soliciting proxies from holders of common stock, par value $1.00 per share (the "Transatlantic Shares"), of Transatlantic, to vote "AGAINST" the proposal to adopt the Agreement and Plan of Merger, dated as of June 12, 2011 (as the same may be amended, the "Allied World Acquisition Agreement"), by and among Allied World Assurance Company Holdings, AG ("Allied World"), Transatlantic and GO Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Allied World ("Acquisition Sub"). The Allied World Acquisition Agreement contemplates the merger of Acquisition Sub with and into Transatlantic, with Transatlantic continuing as the surviving corporation in the merger as a wholly-owned subsidiary of Allied World (the "Proposed Allied World Acquisition").

        The specific proposals we are soliciting proxies to vote "AGAINST" are (i) the proposal to adopt the Allied World Acquisition Agreement (the "Allied World Acquisition Agreement Proposal"), (ii) the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the adoption of the Allied World Acquisition Agreement (the "Adjournment Proposal") and (iii) the proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to Transatlantic's named executive officers in connection with the acquisition, and the agreements and understandings pursuant to which such compensation may be paid or become payable (the "Payout Proposal"), each as described in the joint proxy statement/prospectus filed by Allied World (the "Allied World/Transatlantic Joint Proxy Statement/Prospectus") with the United States Securities and Exchange Commission (the "SEC") on August 19, 2011. Transatlantic has set July 22, 2011 as the record date for determining those stockholders who will be entitled to vote at the Special Meeting (the "Record Date"). The principal executive offices of Transatlantic are located at 80 Pine Street, New York, New York 10005, United States.

        WE ARE SOLICITING PROXIES FROM TRANSATLANTIC STOCKHOLDERS TO VOTE "AGAINST" THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL, THE

ADJOURNMENT PROPOSAL AND THE PAYOUT PROPOSAL. WE BELIEVE THE PROPOSED ALLIED WORLD ACQUISITION DOES NOT PROVIDE ADEQUATE CONSIDERATION TO TRANSATLANTIC STOCKHOLDERS, AND WE BELIEVE THE VALIDUS TRANSACTION PROPOSAL (AS DEFINED BELOW) IS A SUPERIOR ALTERNATIVE FOR THE TRANSATLANTIC STOCKHOLDERS BECAUSE IT PROVIDES GREATER FINANCIAL VALUE TO TRANSATLANTIC STOCKHOLDERS THAN THE PROPOSED ALLIED WORLD ACQUISITION.

        On July 12, 2011, Validus publicly announced that it had delivered a written proposal to the Board of Directors of Transatlantic to combine the businesses of Validus and Transatlantic through a merger transaction in which Validus would acquire all of the outstanding Transatlantic Shares (the "Validus Merger Offer"). Pursuant to the Validus Merger Offer, Transatlantic stockholders would receive 1.5564 Validus voting common shares, par value $0.175 per share (the "Validus Shares") in the merger and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic immediately prior to closing of the merger for each Transatlantic Share they own.

        Unlike the Proposed Allied World Acquisition, the Validus Merger Offer is structured to be tax-free to Transatlantic stockholders with respect to the Validus Shares they receive in the merger; however, any cash dividend received by Transatlantic stockholders generally will be taxable at applicable dividend tax rates (or, for non-U.S. Transatlantic stockholders, may be subject to applicable withholding taxes). As part of the Validus Merger Offer, and through a submission to Transatlantic of a proposed merger agreement, Validus has indicated it would be prepared to enter into a merger agreement with Transatlantic that includes substantially similar non-price terms and conditions as the Allied World Acquisition Agreement.

        Transatlantic announced on July 19, 2011 that the Transatlantic board of directors (the "Transatlantic Board") had determined that the Validus Merger Offer does not constitute a "superior proposal" under the terms of the Allied World Acquisition Agreement and reaffirmed its support of the Proposed Allied World Acquisition. However, Transatlantic also announced that the Transatlantic Board had determined that the Validus Merger Offer is reasonably likely to lead to a "superior proposal" and that the failure to enter into discussions regarding the Validus Merger Offer would result in a breach of the Transatlantic Board's fiduciary duties under applicable law.

        On July 23, 2011, Transatlantic delivered a form of confidentiality agreement for Validus' execution as a precondition to the commencement of discussions and exchange of confidential information. However, the form of confidentiality agreement included standstill provisions that would have prevented Validus from making the Validus Exchange Offer (as defined below) directly to Transatlantic stockholders. Transatlantic would not agree to the removal of such restrictive provisions. Later that evening, Validus delivered a form of confidentiality agreement to Transatlantic that it would be prepared to execute. Subsequently, representatives of Validus and Transatlantic met to discuss the form of confidentiality agreement but could not come to an agreement regarding the removal of the standstill provisions proposed by Transatlantic. While Validus continues to hope that it is possible to reach a consensual transaction with Transatlantic, Validus does not believe that it is in Transatlantic stockholders' best interests to give the Transatlantic board of directors unilateral control over whether the Validus Exchange Offer is made available to Transatlantic stockholders.

        Because Transatlantic refused to agree to confidentiality agreement terms that would be acceptable to Validus, Validus commenced on July 25, 2011 an exchange offer for all of the outstanding Transatlantic Shares (the "Validus Exchange Offer") pursuant to which Transatlantic stockholders will receive 1.5564 Validus Shares and $8.00 per share in cash (less applicable withholding taxes and without interest) in exchange for each Transatlantic Share they own. The consideration received by Transatlantic stockholders in the Validus Exchange Offer (including the value of Validus Shares received by Transatlantic stockholders in the Validus Exchange Offer) generally will be taxable to Transatlantic stockholders. The terms and conditions of the Validus Exchange Offer are set forth in the prospectus/offer to exchange that forms a part of a Registration Statement on Form S-4 that was filed by Validus with the SEC on July 25, 2011 (as it may be amended from time to time, the "Validus S-4") and are summarized in the section of this Proxy Statement titled "Certain Information Regarding the

Validus Transaction Proposal—The Validus Exchange Offer." We refer to the transactions contemplated by the Validus Merger Offer and the Validus Exchange Offer herein collectively as the "Validus Transaction Proposal."

        The Validus Merger Offer and the Validus Exchange Offer are alternative methods for Validus to acquire all of the issued and outstanding Transatlantic Shares. Ultimately, only one of these transaction structures can be pursued to completion. Validus intends to seek to acquire Transatlantic by whichever method Validus determines is most likely to be completed. See the sections of this Proxy Statement titled "The Validus Transaction Proposal—The Validus Merger Offer" and "The Validus Transaction Proposal—The Validus Exchange Offer" for more information regarding the terms and conditions of the Validus Merger Offer and the Validus Exchange Offer. In addition, please see the section of this Proxy Statement titled "Forward—Looking Statements," which describes certain risks and uncertainties which may be applicable to the Validus Transaction Proposal.

        Based upon closing prices as of August 19, 2011, the last practicable date prior to the filing of this Proxy Statement, the Validus Transaction Proposal had a value of $47.80 per Transatlantic Share, which represented a 6.6% premium to the consideration to be received by Transatlantic stockholders in the Proposed Allied World Acquisition. The premium, if any, represented by the Validus Transaction Proposal to the Proposed Allied World Acquisition may be larger or smaller depending on the market price of each of the Validus Shares and shares of Allied World on any given date and will fluctuate between the date of this Proxy Statement and the date of the Special Meeting or the date of consummation of any transaction.

        WE ARE NOT ASKING YOU TO VOTE ON OR APPROVE THE VALIDUS MERGER OFFER AT THIS TIME.    HOWEVER, WE BELIEVE THAT A VOTE "AGAINST" THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL WILL SEND A MESSAGE TO THE TRANSATLANTIC BOARD THAT TRANSATLANTIC STOCKHOLDERS REJECT THE PROPOSED ALLIED WORLD ACQUISITION AND THAT THE TRANSATLANTIC BOARD SHOULD TERMINATE THE ALLIED WORLD ACQUISITION AGREEMENT AND GIVE CONSIDERATION TO OTHER OFFERS THAT IT RECEIVES, INCLUDING THE VALIDUS MERGER OFFER. IN ADDITION, A VOTE AGAINST THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL WILL NOT OBLIGATE YOU TO VOTE FOR THE VALIDUS MERGER OFFER OR TENDER YOUR TRANSATLANTIC SHARES IN THE VALIDUS EXCHANGE OFFER. HOWEVER, YOU MUST TENDER YOUR TRANSATLANTIC SHARES PURSUANT TO THE VALIDUS EXCHANGE OFFER IF YOU WISH TO PARTICIPATE IN THE VALIDUS EXCHANGE OFFER.

        EVEN IF YOU HAVE ALREADY SENT A PROXY CARD TO TRANSATLANTIC, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. ONLY YOUR LATEST-DATED PROXY COUNTS. VOTE "AGAINST" THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL, THE ADJOURNMENT PROPOSAL AND THE PAYOUT PROPOSAL, BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF YOUR PROXY CARD IS MAILED IN THE UNITED STATES. WE URGE YOU VOTE BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD.

        IF YOUR TRANSATLANTIC SHARES ARE HELD IN "STREET-NAME," DELIVER THE ENCLOSED BLUE VOTING INSTRUCTION FORM TO YOUR BROKER OR BANK OR CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A BLUE PROXY CARD IS SUBMITTED ON YOUR BEHALF. IF YOUR BROKER OR BANK OR CONTACT PERSON RESPONSIBLE FOR YOUR ACCOUNT PROVIDES FOR VOTING INSTRUCTIONS TO BE DELIVERED TO THEM BY INTERNET OR TELEPHONE, INSTRUCTIONS WILL BE INCLUDED ON THE ENCLOSED BLUE VOTING INSTRUCTION FORM.

REASONS TO VOTE "AGAINST"
THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL

        Validus is soliciting proxies from Transatlantic stockholders in opposition to the Proposed Allied World Acquisition and specifically "AGAINST" the Allied World Acquisition Agreement Proposal. Validus urges all Transatlantic stockholders to vote "AGAINST" the Allied World Acquisition Agreement Proposal for the following reasons:

  •
  A vote of Transatlantic stockholders "AGAINST" the Allied World Acquisition Agreement Proposal helps to preserve your opportunity to receive the cash and stock consideration provided by the Validus Transaction Proposal which, if consummated, provides greater market value to Transatlantic stockholders as compared to the Proposed Allied World Acquisition.

        We believe that the Validus Transaction Proposal, if consummated, would be superior to the Proposed Allied World Acquisition because it would provide Transatlantic stockholders an opportunity to receive cash and stock with a combined market value per Transatlantic Share that is greater than the market value of the Allied World shares issuable under the Proposed Allied World Acquisition based upon the recent trading prices of the common shares of each of Validus and Allied World. In addition, in comparison to the fully-taxable proposed Allied World Acquisition, the Validus Merger Offer is expected to be tax-advantageous to Transatlantic stockholders who have a tax basis in their Transatlantic Shares such that the amount of tax due with respect to the capital gain recognized under the Proposed Allied World Acquisition exceeds the amount of tax due with respect to the $8.00 dividend offered in the Validus Merger Offer. The dividend offered under the Validus Merger Offer may be subject to withholding taxes for non-U.S. stockholders of Transatlantic, although many such non-U.S. stockholders may be eligible for a reduced rate of withholding tax, or an elimination of withholding tax. In addition to being fully taxable, the Proposed Allied World Acquisition does not contain a cash component with which Transatlantic stockholders may pay their taxes. Because individual circumstances may differ, Validus urges Transatlantic stockholders to consult with their own tax advisors as to the specific tax consequences of the Validus Merger Offer and the Validus Exchange Offer, including the applicability of U.S. federal, state, local, non-U.S. and other tax laws.

        The Allied World Acquisition Agreement Proposal requires the approval of a majority of the total outstanding Transatlantic Shares.

        Based upon closing prices as of August 19, 2011, the last practicable date prior to the filing of this Proxy Statement, the Validus Transaction Proposal had a value of $47.80 per Transatlantic Share, which represented a 6.6% premium to the consideration to be received by Transatlantic stockholders in the Proposed Allied World Acquisition. The premium, if any, represented by the Validus Transaction Proposal to the Proposed Allied World Acquisition may be larger or smaller depending on the market price of each of the Validus Shares and shares of Allied World on any given date and will fluctuate between the date of this Proxy Statement and the date of the Special Meeting or the date of consummation of any transaction.

        Information with respect to the range of closing prices for the Transatlantic Shares, which are traded on the New York Stock Exchange ("NYSE"), for certain dates and periods is set forth in the Allied World/Transatlantic Joint Proxy Statement/Prospectus. Validus urges Transatlantic stockholders to obtain a current market quotation for the Transatlantic Shares.

  •
  A vote "AGAINST" the Allied World Acquisition Agreement Proposal stops the Transatlantic Board's attempt to sell Transatlantic in what Validus believes is an inferior transaction.

        Transatlantic has entered into an agreement providing for an all-stock acquisition by Allied World in which Validus believes Transatlantic stockholders will receive Allied World Shares having a value not reflecting the value of their Transatlantic Shares.

        The Proposed Allied World Acquisition does not contemplate any cash to be provided to Transatlantic stockholders (notwithstanding the taxable nature of the transaction) and, accordingly

Transatlantic stockholders will need to sell shares or otherwise fund payments to the extent of the tax due with respect to the gain recognized on the transaction.

        In addition, Validus believes that the benefit, if any, to be received by Transatlantic stockholders from the sale of Transatlantic to Allied World will be based solely on the future performance of a combination of Transatlantic with Allied World. However, Transatlantic stockholders should be aware that the value of equity consideration payable in any acquisition transaction, including the Validus Transaction Proposal, will be based on the future performance of the combined entity.

  •
  A vote "AGAINST" the Allied World Acquisition Agreement Proposal allows the Transatlantic Board to consider other, potentially more valuable, alternatives for Transatlantic.

        The Section entitled "The Merger—Background of the Merger" in the Allied World/Transatlantic Joint Proxy Statement/Prospectus discloses that Transatlantic did not contact other parties prior to entering into the Allied World Acquisition Agreement. Even when approached by Validus to discuss a potential transaction just days prior to the execution of the Allied World Acquisition Agreement, Transatlantic did not seek to have any discussions with Validus about the value that Validus could deliver to Transatlantic stockholders. Validus believes that its interest in a transaction with Transatlantic as reflected in its June 7, 2011 letter (as described in the section of this Proxy Statement titled "Background of the Solicitation"), and its willingness to make the Validus Merger Offer on July 12, 2011 and to commence the Validus Exchange Offer on July 25, 2011 with an aggregate per share consideration that represented, as of their respective dates of announcement and commencement, and represent, as of the date of this Proxy Statement greater market value than proposed by the Proposed Allied World Acquisition demonstrates that the Transatlantic Board could have identified transactions prior to June 12, 2011 that would have provided greater market value to Transatlantic stockholders.

        On July 19, 2011, Transatlantic announced that the Transatlantic Board had determined that the Validus Merger Offer does not constitute a "superior proposal" under the terms of the Allied World Acquisition Agreement and reaffirmed its support of the Proposed Allied World Acquisition. However, Transatlantic also announced that the Transatlantic Board had determined that the Validus Merger Offer is reasonably likely to lead to a "superior proposal" and that the failure to enter into discussions regarding the Validus Merger Offer would result in a breach of the Transatlantic Board's fiduciary duties under applicable law.

        Based upon closing prices as of August 19, 2011, the last practicable date prior to the filing of this Proxy Statement, the Validus Transaction Proposal had a value of $47.80 per Transatlantic Share, which represented a 4.4% discount to the closing price of Transatlantic Shares as of such date, and the Proposed Allied World Acquisition had a value of $44.84 per Transatlantic Share, which represented a 10.3% discount to the closing price of the Transatlantic Shares as of such date. The premium, if any, represented by the Validus Transaction Proposal to the Proposed Allied World Acquisition may be larger or smaller depending on the market price of each of the Validus Shares and shares of Allied World on any given date and will fluctuate between the date of this Proxy Statement and the date of the Special Meeting or the date of consummation of any transaction.

        If Transatlantic stockholders do not approve the Allied World Acquisition Proposal, one of the conditions to the Allied World Acquisition Agreement will fail to be satisfied and each of Transatlantic and Allied World will have the right to terminate the Allied World Acquisition Agreement. Following such a termination, unless Allied World shareholders have also failed to approve the Proposed Allied World Acquisition, Transatlantic will be required to pay a termination fee of $35 million to Allied World and reimburse to Allied World up to $35 million in transaction expenses. Validus believes that, if the Allied World Acquisition Agreement is terminated, the Transatlantic Board should make the determination that it is in Transatlantic stockholders' best interests to pursue the Validus Merger Offer and enter into the Validus Merger Agreement (pursuant to which Transatlantic stockholders would be entitled to receive 1.5564 Validus Shares in the merger and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic immediately prior to closing of the merger for each Transatlantic Share they own). If Transatlantic were to enter into the Validus Merger Agreement within one year of termination of the Allied World Acquisition Agreement, Transatlantic would be required to pay a $115 million termination fee to Allied World (net of any termination fee and expense reimbursement previously paid). Validus intends to pursue the Validus Transaction Proposal even if Transatlantic is required to pay a $115 million termination fee. However, there can be no assurances that the current Transatlantic Board would seek to enter into the Validus Merger Agreement, or otherwise pursue or facilitate the Validus Transaction Proposal, following a termination of the Allied World Acquisition Agreement. Transatlantic stockholders should take all of these factors into account when determining how to vote their Transatlantic Shares.

        USE YOUR BLUE PROXY CARD TO VOTE "AGAINST" THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL, THE ADJOURNMENT PROPOSAL AND THE PAYOUT PROPOSAL TODAY BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. A VOTE AGAINST THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL WILL NOT OBLIGATE YOU TO VOTE FOR THE VALIDUS MERGER OFFER OR TENDER YOUR TRANSATLANTIC SHARES IN THE VALIDUS EXCHANGE OFFER. HOWEVER, YOU MUST TENDER YOUR TRANSATLANTIC SHARES PURSUANT TO THE VALIDUS EXCHANGE OFFER IF YOU WISH TO PARTICIPATE IN THE VALIDUS EXCHANGE OFFER.

        IF YOUR TRANSATLANTIC SHARES ARE HELD IN "STREET-NAME," DELIVER THE ENCLOSED BLUE VOTING INSTRUCTION FORM TO YOUR BROKER OR BANK OR CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A BLUE PROXY CARD IS SUBMITTED ON YOUR BEHALF. IF YOUR BROKER OR BANK OR CONTACT PERSON RESPONSIBLE FOR YOUR ACCOUNT PROVIDES FOR VOTING INSTRUCTIONS TO BE DELIVERED TO THEM BY INTERNET OR TELEPHONE, INSTRUCTIONS WILL BE INCLUDED ON THE ENCLOSED BLUE VOTING INSTRUCTION FORM.

        DO NOT RETURN ANY PROXY CARD THAT YOU RECEIVE FROM TRANSATLANTIC—EVEN AS A PROTEST VOTE AGAINST THE PROPOSED ALLIED WORLD ACQUISITION. EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY CARD FURNISHED BY TRANSATLANTIC, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY INTERNET OR TELEPHONE OR BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TODAY.

        WE URGE YOU TO SEND THE TRANSATLANTIC BOARD A MESSAGE THAT TRANSATLANTIC STOCKHOLDERS REJECT THE PROPOSED ALLIED WORLD ACQUISITION AND THAT THE TRANSATLANTIC BOARD SHOULD TERMINATE THE ALLIED WORLD ACQUISITION AGREEMENT AND GIVE PROPER CONSIDERATION TO OTHER OFFERS THAT IT RECEIVES, INCLUDING THE VALIDUS MERGER OFFER. VOTE "AGAINST" THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL, THE ADJOURNMENT PROPOSAL AND THE PAYOUT PROPOSAL TODAY.

BACKGROUND OF THE SOLICITATION

        Since Validus' formation in 2005, Validus has explored all available avenues for profitable growth, including evaluating opportunities for strategic acquisitions which fit Validus' criteria. In connection with such strategic evaluation, Validus has in the past had preliminary discussions with Transatlantic regarding a potential business combination transaction.

        On June 3, 2011, Edward J. Noonan, the Chief Executive Officer and Chairman of the Board of Directors of Validus, spoke by telephone with Robert F. Orlich, President, Chief Executive Officer and a Director of Transatlantic. Mr. Noonan discussed with Mr. Orlich a potential business combination transaction between Validus and Transatlantic.

        On June 7, 2011, Validus delivered a letter to Transatlantic reiterating its interest in exploring a business combination transaction with Transatlantic.

        On June 12, 2011, Transatlantic and Allied World announced that they had entered into the Allied World Acquisition Agreement.

        On July 7, 2011, Allied World filed the Allied World/Transatlantic Joint Proxy Statement/Prospectus with the SEC. The Allied World/Transatlantic Joint Proxy Statement/Prospectus purports to provide a summary of the events leading to Allied World and Transatlantic entering into the Allied World Acquisition Agreement.

        In the afternoon of July 12, 2011, Mr. Noonan placed a telephone call to Mr. Orlich. Mr. Noonan spoke to Mr. Orlich and stated that Validus would be making a proposal to acquire Transatlantic in a merger pursuant to which Transatlantic stockholders would receive 1.5564 Validus Shares in the merger and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic immediately prior to closing of the merger. Mr. Noonan also noted that while Validus preferred to work cooperatively with Transatlantic to complete a consensual transaction, it was also prepared to take the Validus Transaction Proposal directly to Transatlantic stockholders if necessary.

        Following this telephone call, in the evening of July 12, 2011, Validus delivered a proposal letter containing the Validus Merger Offer to the Transatlantic Board in care of Richard S. Press, Chairman of the Transatlantic Board, and Mr. Orlich and issued a press release announcing the Validus Merger Offer. The letter reads as follows:

  July 12, 2011

  Board of Directors of Transatlantic Holdings, Inc.
      c/o Richard S. Press, Chairman
      c/o Robert F. Orlich, President and Chief Executive Officer
  80 Pine Street
  New York, New York 10005

  Re:
  Superior Proposal by Validus Holdings, Ltd. to Transatlantic Holdings, Inc.

  Dear Sirs:

  On behalf of Validus, I am pleased to submit this proposal to combine the businesses of Validus and Transatlantic through a merger in which Validus would acquire all of the outstanding stock of Transatlantic. Pursuant to our proposal, Transatlantic stockholders would receive 1.5564 Validus voting common shares in the merger and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic immediately prior to closing of the merger for each share of Transatlantic common stock they own. This combination, which is highly compelling from both a strategic and financial perspective, would create superior value for our respective shareholders.

  Based on our closing stock price on July 12, 2011, the proposed transaction provides Transatlantic stockholders with total consideration of $55.95 per share of Transatlantic common stock based on the Validus closing price on July 12, 2011, which represents a 27.1% premium to Transatlantic's closing price on June 10, 2011, the last trading day prior to the announcement of the proposed acquisition of Transatlantic by Allied World Assurance Company Holdings, AG. Our proposal also represents a 12.1% premium over the value of stock consideration to be paid to Transatlantic stockholders as part of the proposed acquisition of Transatlantic by Allied World based on the closing prices of Allied World and Validus shares on July 12, 2011. Additionally, our proposed transaction is structured to be tax-free to Transatlantic stockholders with respect to the Validus voting common shares they receive in the merger. The Allied World acquisition of Transatlantic is a fully-taxable transaction and does not include a cash component to pay taxes. Based on recent public statements by a number of significant Transatlantic stockholders, we believe that Transatlantic stockholders would welcome and support our proposed tax-free transaction, which provides higher value, both currently and in the long-term, to Transatlantic stockholders than Transatlantic's proposed acquisition by Allied World.

  Our Board of Directors and senior management have great respect for Transatlantic and its business. As you know from our previous outreaches to you and past discussions, including our recent conversation on June 3rd and our letter dated June 7th, Validus has been interested in exploring a mutually beneficial business combination with Transatlantic for some time. We continue to believe in the compelling logic of a transaction between Transatlantic and Validus. Each of us has established superb reputations with our respective brokers and ceding companies in the markets we serve. The Flaspöhler 2010 Broker Report rated Transatlantic #3 and Validus #7 for "Best Overall" reinsurer and Validus #4 and Transatlantic #7 for "Best Overall—Property Catastrophe." These parallel reputations for excellent service, creativity and underwriting consistency, when combined with the enhanced capital strength and worldwide scope of a combined Validus and Transatlantic, would afford us the opportunity to execute a transaction that would be mutually beneficial to our respective shareholders and customers, and more attractive than the proposed acquisition of Transatlantic by Allied World.

  We believe that our proposal clearly constitutes a "Superior Proposal" under the terms of the proposed Allied World merger agreement for the compelling reasons set forth below:

  1.
  Superior Value.    Our proposal of 1.5564 Validus voting common shares in the merger and $8.00 in cash pursuant to a pre-closing dividend for each share of Transatlantic common stock, which represents total consideration of $55.95 per share of Transatlantic common stock based on the Validus closing price on July 12, 2011, delivers a significantly higher value to Transatlantic stockholders than does the proposed acquisition of Transatlantic by Allied World. As noted above, as of such date, our proposal represents a 27.1% premium to Transatlantic's closing price on June 10, 2011, the last trading day prior to the announcement of the proposed acquisition of Transatlantic by Allied World, and a 12.1% premium over the value of stock consideration to be paid to Transatlantic stockholders in the proposed acquisition of Transatlantic by Allied World based on the closing prices of Allied World and Transatlantic shares on July 12, 2011. Our proposal also delivers greater certainty of value because it includes a meaningful pre-closing cash dividend payable to Transatlantic stockholders in contrast to the all-stock Allied World offer.

  2.
  Tax-Free Treatment.    In addition to the meaningful premium and cash consideration, the proposed transaction with Validus is structured to be tax-free to Transatlantic stockholders with respect to the Validus voting common shares they receive in the merger (unlike the fully-taxable proposed acquisition of Transatlantic by Allied World).

  3.
  Relative Ownership.    Upon consummation of the proposed transaction, Transatlantic stockholders would own approximately 48% of Validus' outstanding common shares on a fully-diluted basis.(1)

(1)
Fully diluted shares calculated using treasury stock method.

4.
Superior Currency.    Validus' voting common shares have superior performance and liquidity characteristics compared to Allied World's stock:

	Validus	Allied World
Total Shareholder Return Since Validus IPO(a)	+55%	+24%
Market Cap as of 6/10/11(b)	$3.0 billion	$2.2 billion
Average Daily Trading Volume (3 month)(c)	$27.6 million	$14.6 million
Average Daily Trading Volume (6 month)(d)	$22.4 million	$13.4 million
Price / As-Reported Diluted Book (Unaffected)(e)	0.97x	0.78x
Price / As-Reported Diluted Book (Current)(f)	0.98x	0.76x
Dividend Yield as of 6/10/11 (Unaffected)	3.3%(e)	2.6%(f)

(a)
Including dividends. Based on the closing prices on June 10, 2011 and July 24, 2007. Source: SNL.

(b)
"Market Cap as of 6/10/11" reflects Validus' and Allied World's unaffected market capitalization based on market prices of Validus and Allied World prior to the announcement of the Proposed Allied World Acquisition on June 12, 2011. As of August 19, 2011, Validus' market capitalization was $2.5 billion and Allied World's market capitalization was $1.9 billion.

(c)
Three months prior to June 12, 2011, date of announcement of proposed Allied World acquisition of Transatlantic. Source: Bloomberg.

(d)
Six months prior to June 12, 2011, date of announcement of proposed Allied World acquisition of Transatlantic. Source: Bloomberg.

(e)
Based on March 31, 2011 GAAP diluted book value per share. Unaffected price / as-reported diluted book value measured prior to June 12, 2011 announcement of proposed Allied World acquisition of Transatlantic. Current is as of closing prices of Validus and Allied World stock on July 12, 2011.

(f)
Based on $0.25 per share quarterly dividend, as announced May 5, 2011.

(g)
Based on $0.375 per share quarterly dividend, as disclosed in Allied World Form 8-K dated June 15, 2011.

    Moreover, Validus has maintained a premium valuation on a diluted book value per share multiple basis relative to its peers over the past two years, including Allied World. Our commitment to transparency and shareholder value creation has allowed us to build a long-term institutional shareholder base, even as our initial investors have reduced their ownership in Validus.

  5.
  Robust Long-Term Prospects. We believe that a combined Validus and Transatlantic would be a superior company to Allied World following its acquisition of Transatlantic:

  •
  Strategic Fit:

  —
  The combination of Validus' strong positions in Bermuda and London and Transatlantic's operations in the United States, continental Europe and Asia would produce a rare example of a complementary business fit with minimal overlap.

    —
    This combination will produce a well-diversified company that will be a global leader in reinsurance.

    —
    This combination will solidify Validus' leadership in property catastrophe, with pro forma managed catastrophe premiums of over $1 billion,(2) while remaining within Validus' historical risk appetite. Validus has significant experience assimilating catastrophe portfolios, most recently its acquisition of IPC Holdings, Ltd. in 2009.

(2)
Based on property catastrophe gross premiums written for Validus and net premiums written for Transatlantic in 2010. Pro forma for Validus ($572 million), Transatlantic ($431 million) and AlphaCat Re 2011 ($43 million).

  —
  Finally, we believe that there is a natural division of expertise among our key executives in line with our complementary businesses.

•
Size and Market Position:  This combination would create a geographically diversified company with a top six reinsurance industry position on a pro forma basis,(3) and makes the combined company meaningfully larger than many of the companies considered to be in our mutual peer group. Our merged companies would have gross premiums written over the last twelve months of approximately $6.1 billion as of March 31, 2011.

(3)
Ranked by 2009 net premiums written and excluding the Lloyd's market per Standard & Poor's Global Reinsurance Highlights 2010.

  —
  As the level of capital required to support risk will continue to rise globally, we believe that size will become an even more important competitive advantage in the reinsurance market. The recent renewals at June 1 and July 1, 2011 reinforced this belief as Validus was able to significantly outperform market rate levels—which we believe was a result of our size, superior analytics and our ability to structure private transactions at better than market terms, while not increasing our overall risk levels.

•
Significant Structural Flexibility:  Given jurisdiction, size and market position benefits, a combined Validus and Transatlantic would have significant structural flexibility, including its ability to optimally deploy capital globally in different jurisdictions, e.g., through targeted growth initiatives and/or capital management.

•
Global, Committed Leader in Reinsurance:  Validus has a superior business plan for the combined company that will drive earnings by capturing the best priced segments of the reinsurance market. A combined Validus / Transatlantic would derive a majority of its premiums from short-tail lines and 17% of premiums written from property catastrophe (compared to 10% for Allied World / Transatlantic).(4) Validus believes this business mix allows for optimal cycle management as the attractive pricing in short tail reinsurance will allow the combined company to better position itself for the eventual upturn in long tail lines. Validus also intends to fortify Transatlantic's reserve position through a planned $500 million pre-tax reserve strengthening.

(4)
Based on gross premiums written for Validus and net premiums written for Transatlantic in 2010.

    We have reviewed the Allied World merger agreement and would be prepared to enter into a merger agreement with Transatlantic that includes substantially similar non-price terms and conditions as the Allied World merger agreement. We are also open to discussing an increase to the size of Validus' Board of Directors to add representation from the Transatlantic Board of Directors. In order to facilitate your review of our proposal, we have delivered to you a draft merger agreement.

    Additionally, we expect that the proposed transaction with Validus would be subject to customary closing conditions, including the receipt of domestic and foreign antitrust and insurance regulatory approvals and consents in the United States and other relevant jurisdictions. Based upon discussions with our advisors, we anticipate that all necessary approvals and consents can be completed in a timely manner and will involve no undue delay in comparison to Transatlantic's proposed acquisition by Allied World.

    Validus expects that the pre-closing special dividend would be financed entirely by new indebtedness incurred by Transatlantic. As such, Validus has received a highly confident letter from J.P. Morgan Securities LLC in connection with the arrangement of the full amount of financing required for the Transatlantic pre-closing special dividend.

    Validus has completed two large acquisitions since 2007, and has a proven track record of assimilating and enhancing the performance of businesses that it acquires to create additional value for shareholders. As such, we are confident that we will be able to successfully integrate Transatlantic's and Validus' businesses in a manner that will quickly maximize the benefits of the transaction for our respective shareholders.

    Given the importance of our proposal to our respective shareholders, we feel it appropriate to make this letter public. We believe that our proposal presents a compelling opportunity for both our companies and our respective shareholders, and look forward to the Transatlantic Board of Directors' response by July 19, 2011. We are confident that, after the Transatlantic Board of Directors has considered our proposal, it will agree that our terms are considerably more attractive to Transatlantic stockholders than the proposed acquisition of Transatlantic by Allied World and that our proposal constitutes, or is reasonably likely to lead to, a "Superior Proposal" under the terms of Transatlantic's merger agreement with Allied World.

    We understand that, after the Transatlantic Board of Directors has made this determination and provided the appropriate notice to Allied World under the merger agreement, it can authorize Transatlantic's management to enter into discussions with us and provide information to us. We are prepared to immediately enter into a mutually acceptable confidentiality agreement, and we would be pleased to provide Transatlantic with a proposed confidentiality agreement.

    We understand that the terms of Transatlantic's merger agreement with Allied World do not currently permit Transatlantic to terminate the merger agreement in order to accept a "Superior Proposal," but rather Transatlantic has committed to bring the proposed acquisition of Transatlantic by Allied World to a stockholder vote. We are prepared to communicate the benefits of our proposal as compared to Allied World's proposed acquisition of Transatlantic directly to Transatlantic stockholders. In addition, while we would prefer to work cooperatively with the Transatlantic Board of Directors to complete a consensual transaction, we are prepared to take our proposal directly to Transatlantic stockholders if necessary.

    We have already reviewed Transatlantic's publicly available information and would welcome the opportunity to review the due diligence information that Transatlantic previously provided to Allied World. We are also prepared to give Transatlantic and its representatives access to Validus' non-public information for purposes of the Transatlantic Board of Director's due diligence review of us.

    Our Board of Directors has unanimously approved the submission of this proposal. Of course, any definitive transaction between Validus and Transatlantic would be subject to the final approval of our Board of Directors, and the issuance of Validus voting common shares contemplated by our proposal will require the approval of our shareholders. We do not anticipate any difficulty in obtaining the required approvals and are prepared to move forward promptly at an appropriate time to seek these approvals.

    This letter does not create or constitute any legally binding obligation by Validus regarding the proposed transaction, and, other than any confidentiality agreement to be entered into with

    Transatlantic, there will be no legally binding agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed by Transatlantic and Validus.

    We believe that time is of the essence, and we, our financial advisors, Greenhill & Co., LLC and J.P. Morgan Securities LLC, and our legal advisor, Skadden, Arps, Slate Meagher & Flom LLP, are prepared to move forward expeditiously with our proposal to pursue this transaction. We believe that our proposal presents a compelling opportunity for both companies and our respective shareholders, and we look forward to receiving your response by July 19, 2011.

Sincerely,
/s/ EDWARD J. NOONAN Edward J. Noonan Chairman and Chief Executive Officer

    Enclosure

        On the morning of July 13, 2011, Transatlantic issued a press release acknowledging receipt of the letter from Validus containing the Validus Merger Offer and a separate press release announcing the record date for the Special Meeting as of the close of business on July 22, 2011.

        Also on the morning of July 13, 2011, Allied World issued a press release announcing the record date for its extraordinary general meeting of its shareholders relating to the Proposed Allied World Acquisition as of the close of business on July 22, 2011 and the early termination of the antitrust waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in connection with the Proposed Allied World Acquisition, satisfying a condition to the Proposed Allied World Acquisition.

        On the afternoon of July 17, 2011, Validus delivered supplemental materials relating to the superior economics and other benefits of the Validus Merger Offer to the Transatlantic Board and, in the evening of July 17, 2011, Validus issued a press release describing the supplemental materials.

        On July 18, 2011, Validus filed a Notification and Report Form with the federal antitrust authorities under the HSR Act relating to the Validus Transaction Proposal. On August 17, 2011 at 11:59 p.m. Eastern time, the applicable waiting period under the HSR Act for the acquisition by Validus of Transatlantic Shares pursuant to a Validus Transaction Proposal or other transaction with Transatlantic expired.

        On July 19, 2011, Transatlantic issued a press release announcing that the Transatlantic Board determined that the Validus Merger Offer does not constitute a "superior proposal" under the terms of the Allied World Acquisition Agreement and reaffirmed its support of the Proposed Allied World Acquisition. However, Transatlantic also announced that the Transatlantic Board had determined that the Validus Merger Offer is reasonably likely to lead to a "superior proposal" and that the failure to enter into discussions regarding the Validus Merger Offer would result in a breach of the Transatlantic Board's fiduciary duties under applicable law.

        On July 20, 2011, Validus filed this Proxy Statement with the SEC with respect to soliciting votes against the Allied World Acquisition Agreement Proposal, the Adjournment Proposal and the Payout Proposal.

        On the morning of July 23, 2011, following the expiration of a three business days' notice period under the Allied World Acquisition Agreement, Transatlantic delivered a form of confidentiality agreement for Validus' execution as a precondition to the commencement of discussions and exchange of confidential information. The form of confidentiality agreement included standstill provisions that would have prevented Validus from making the Validus Exchange Offer directly to Transatlantic stockholders.

        On the evening of July 23, 2011, in-house and outside counsel from Transatlantic (Gibson, Dunn & Crutcher LLP) and Validus (Skadden, Arps, Slate, Meagher & Flom LLP) spoke via telephone to discuss the form of confidentiality agreement delivered by Transatlantic earlier that day. On this call, Transatlantic and Validus were unable to come to agreement regarding the removal of the restrictive standstill provisions. Later that evening, Validus delivered a form of confidentiality agreement to Transatlantic that it would be prepared to execute.

        On the morning of July 25, 2011, Validus sent a letter to the Transatlantic Board regarding Transatlantic's refusal to enter into a confidentiality agreement that would not foreclose Validus from pursuing its proposal for Transatlantic and informed the Transatlantic Board that Validus was commencing the Validus Exchange Offer that morning.

        On July 25, 2011, Validus commenced the Validus Exchange Offer and issued a press release announcing the commencement of the Validus Exchange Offer and repeating the text of the letter that it sent to the Transatlantic Board earlier that morning.

        On the morning of July 28, 2011, Transatlantic filed a Schedule 14d-9 announcing, among other things, that the Transatlantic Board reaffirmed its support of the Proposed Allied World Acquisition and recommended that Transatlantic stockholders reject the Validus Exchange Offer and not tender their Transatlantic Shares pursuant to the Validus Exchange Offer.

        Also on the morning of July 28, 2011, Transatlantic filed a Form 8-K with the SEC announcing that it had adopted a stockholder rights plan, which has a term of one year and a 10% beneficial ownership threshold.

        Additionally, on the morning of July 28, 2011, Transatlantic announced that it had filed a complaint against Validus in the United States District Court for the District of Delaware, alleging that Validus violated the securities laws by making false and misleading statements to Transatlantic stockholders in connection with the Validus Exchange Offer and its opposition to the Proposed Allied World Acquisition. Validus believes that this action is meritless. On August 10, 2011, Validus moved to dismiss this complaint for failure to state a claim.

        On the afternoon of July 28, 2011, Validus issued a press release reiterating that the Validus Exchange Offer is superior to the Proposed Allied World Acquisition and challenging misleading statements that had been made by Transatlantic earlier that day.

        On August 1, 2011, Validus filed Amendment No. 1 to this Proxy Statement with the SEC.

        On August 2, 2011, Validus obtained amendments to its applicable credit facilities necessary for satisfying a condition to the Exchange Offer.

        On August 3, 2011, Validus filed with the SEC an amendment to its Registration Statement on Form S-4.

        Also on August 3, 2011, Validus filed with the SEC a preliminary proxy statement with respect to a special meeting of Validus shareholders at which Validus will seek the approval of the issuance of Validus Shares in connection with a Validus Transaction Proposal.

        On August 4, 2011, at Transatlantic's request, Mr. Noonan and Joseph E. (Jeff) Consolino, Validus' President and Chief Financial Officer, met with Mr. Orlich and Michael Sapnar, Transatlantic's Executive Vice President and Chief Operating Officer, to discuss the potential terms of a confidentiality agreement between Validus and Transatlantic.

        On August 5, 2011, at Validus' request, representatives of Skadden, Arps and Gibson Dunn met to discuss the potential terms of a confidentiality agreement between Validus and Transatlantic.

        On August 7, 2011, Transatlantic announced that it had received on August 5, 2011 a proposal from National Indemnity Company to acquire all of the outstanding Transatlantic Shares for $52.00 per share.

        On August 8, 2011, Transatlantic announced that the proposal from National Indemnity Company does not constitute a "superior proposal" under the terms of the Allied World Acquisition Agreement, but is reasonably likely to lead to a "superior proposal," and that the failure to enter into discussions regarding the proposal from National Indemnity Company would result in a breach of the Transatlantic Board's fiduciary duties under applicable law.

        Also on August 10, 2011, Validus filed a complaint in the Court of Chancery of the State of Delaware against Transatlantic, the members of the Transatlantic Board, and Allied World. The complaint alleges that Transatlantic directors have breached and are breaching their fiduciary duties by refusing to recommend against the Proposed Allied World Acquisition, refusing to engage Validus in discussions about the Validus Merger Offer, and making false and misleading statements and omissions in connection with seeking stockholder approval of the Proposed Allied World Acquisition. The complaint also alleges that Allied World has aided and abetted these breaches of fiduciary duty. On August 16, 2011, Validus filed a motion seeking (i) a preliminary injunction seeking a declaratory judgment regarding Transatlantic's interpretation of Section 5.5(e) of the Allied World Acquisition Agreement and whether the Transatlantic Board has breached its fiduciary duties by refusing to enter into discussions and exchange information with Validus and (ii) expedited discovery in connection with the preliminary injunction hearing.

        Also on August 10, 2011, Validus sent a letter to the Transatlantic Board regarding the above referenced Delaware Chancery Court complaint and notifying the Transatlantic Board that Validus' outside legal counsel, Skadden, Arps, would be delivering to Transatlantic's outside legal counsel, Gibson Dunn, an executed one-way confidentiality agreement that would permit Transatlantic to receive and review non-public information regarding Validus, and which would not contain a standstill or prevent Transatlantic from disclosing such information as it may be legally required.

        Additionally, on August 10, 2011, Skadden, Arps delivered to Gibson Dunn the above referenced executed one-way confidentiality agreement.

        On August 12, 2011, Validus filed with the SEC an amendment to its Registration Statement on Form S-4 relating to the Validus Exchange Offer.

        Also on August 12, 2011, Validus filed Amendment No. 2 to this Proxy Statement with the SEC.

        On August 19, 2011, Validus filed with the SEC an amendment to its Registration Statement on Form S-4 relating to the Validus Exchange Offer.

        On August 19, 2011, Validus filed with the SEC Amendment No. 1 to with respect to a special meeting of Validus shareholders at which Validus will seek the approval of the issuance of Validus Shares in connection with a Validus Transaction Proposal.

        On August 19, 2011 Validus' Registration Statement on Form S-4 relating to the Validus Exchange Offer was declared effective by the SEC.

        On August 22, 2011, Validus filed with the SEC this definitive Proxy Statement.

 CERTAIN INFORMATION REGARDING
THE VALIDUS TRANSACTION PROPOSAL

The Validus Merger Offer

        On July 12, 2011, Validus publicly announced that it had delivered the Validus Merger Proposal to the Transatlantic Board to combine the businesses of Validus and Transatlantic through a merger transaction in which Validus would acquire all of the issued and outstanding Transatlantic Shares. The proposal contemplates that Transatlantic stockholders would receive 1.5564 Validus Shares in the merger and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic immediately prior to closing of the merger for each Transatlantic Share they own.

        Validus expects that the pre-closing special dividend would be financed entirely by new indebtedness incurred by Transatlantic. As noted in its July 12, 2011 to the Transatlantic Board, Validus has received a highly confident letter from J.P. Morgan Securities LLC in connection with the arrangement of the full amount of financing required for the Transatlantic pre-closing special dividend. Validus has not engaged in substantive discussions with Transatlantic regarding the Validus Merger Offer, including with respect to the indebtedness to be incurred to finance the $8.00 per share cash dividend to be paid by Transatlantic. Although Validus believes that such indebtedness will not materiality impact the operations of Transatlantic or the combined company, such indebtedness will require that certain future cash flows of Transatlantic be used to make interest and debt service payments and to that extent will have an impact on the future performance of Validus' wholly-owned subsidiary Transatlantic.

        In comparison to the fully-taxable proposed Allied World Acquisition, the Validus Merger Offer is expected to be tax-advantageous to Transatlantic stockholders who have a tax basis in their Transatlantic Shares such that the amount of tax due with respect to the capital gain recognized under the Proposed Allied World Acquisition exceeds the amount of tax due with respect to the $8.00 dividend offered in the Validus Merger Offer. The dividend offered under the Validus Merger Offer may be subject to withholding taxes for non-U.S. stockholders of Transatlantic, although many such non-U.S. stockholders may be eligible for a reduced rate of withholding tax, or an elimination of withholding tax. In addition to being fully taxable, the Proposed Allied World Acquisition does not contain a cash component with which Transatlantic stockholders may pay their taxes. Because individual circumstances may differ, Validus urges Transatlantic stockholders to consult with their own tax advisors as to the specific tax consequences of the Validus Merger Offer and the Validus Exchange Offer, including the applicability of U.S. federal, state, local, non-U.S. and other tax laws.

        As part of the Validus Merger Offer, and through a submission to Transatlantic of a proposed merger agreement, Validus has indicated it would be prepared to enter into a merger agreement with Transatlantic that includes substantially similar non-price terms and conditions as the Allied World Acquisition Agreement.

        Transatlantic announced on July 19, 2011 that the Transatlantic Board had determined that the Validus Merger Offer is reasonably likely to lead to a "superior proposal" under the terms of the Allied World Acquisition Agreement and that the failure to enter into discussions regarding the Validus Merger Offer would result in a breach of the Transatlantic board of directors' fiduciary duties under applicable law.

        On July 23, 2011, Transatlantic delivered a form of confidentiality agreement for Validus' execution as a precondition to the commencement of discussions and exchange of information. However, the form of confidentiality agreement included standstill provisions that would have prevented Validus from making its proposal for Transatlantic without the consent of the Transatlantic Board. Transatlantic would not agree to the removal of such restrictive standstill provisions. Later that same evening, Validus delivered a form of confidentiality agreement to Transatlantic that it would be prepared to execute. Subsequently, representatives of Validus and Transatlantic met to discuss the form of confidentiality agreement but could not come to an agreement regarding the removal of the standstill provisions proposed by Transatlantic. While Validus continues to hope that it is possible to reach a consensual transaction with Transatlantic, Validus does not believe that it is in Transatlantic stockholders' best interests to give the Transatlantic board of directors unilateral control over whether the Validus Exchange Offer is made available to Transatlantic stockholders.

The Validus Exchange Offer

        On July 25, 2011, Validus commenced the Validus Exchange Offer to acquire all of the issued and outstanding Transatlantic Shares pursuant to which Transatlantic stockholders would receive 1.5564 Validus Shares and $8.00 (less applicable withholding taxes and without interest) per Transatlantic Share they own. Validus intends to, promptly after completion of the Validus Exchange Offer, consummate a second-step merger of Transatlantic with a wholly-owned subsidiary of Validus pursuant to Delaware law pursuant to which each Transatlantic Share not owned by Validus following the Validus Exchange Offer (other than Transatlantic Shares held in treasury by Transatlantic and Transatlantic Shares held by Transatlantic stockholders who properly exercise applicable dissenter's rights under Delaware law) will be converted into the right to receive the same number of Validus Shares and the same amount of cash as are received by Transatlantic stockholders pursuant to the Validus Exchange Offer (the "Second-Step Merger").

        The consideration received by Transatlantic stockholders in the Validus Exchange Offer (including the value of Validus Shares received by Transatlantic stockholders in the Validus Exchange Offer) will be taxable to Transatlantic Stockholders.

        The expiration time of the Validus Exchange Offer, unless extended by Validus, is 5:00 p.m., Eastern time, on Friday, September 30, 2011.

        The Validus Exchange Offer is subject to conditions, including that:

  •
  Transatlantic stockholders shall have validly tendered and not withdrawn prior to the expiration time of the Validus Exchange Offer at least that number of Transatlantic Shares that, when added to the Transatlantic Shares then owned by Validus or any of its subsidiaries, shall constitute a majority of the then-outstanding number of Transatlantic Shares on a fully-diluted basis.

  •
  The Allied World Acquisition Agreement shall have been validly terminated, and Validus shall reasonably believe that Transatlantic has no liability, and Allied World shall not have asserted any claim of liability or breach against Transatlantic in connection with the Allied World Acquisition Agreement, other than with respect to the possible payment of a maximum of $115 million in the aggregate in termination fees and reimbursement of permitted Allied World expenses thereunder.

  •
  The Validus S-4 shall have become effective under the Securities Act of 1933, as amended, no stop order suspending the effectiveness of the Validus S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Validus shall have received all necessary state securities law or "blue sky" authorizations.

  •
  The Transatlantic Board shall have approved the acquisition of Transatlantic Shares pursuant to the Validus Exchange Offer and the Second-Step Merger under Section 203 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), or Validus shall be satisfied that Section 203 of the DGCL does not apply to or otherwise restrict the such acquisition.

  •
  The Transatlantic Board shall have redeemed the rights issued pursuant to the Rights Agreement, dated as of July 27, 2011, between Transatlantic and American Stock Transfer & Trust Company, LLC, as Rights Agent, or the rights shall have been redeemed or otherwise rendered inapplicable to the Validus Exchange Offer and the Second-Step Merger.

  •
  The shareholders of Validus shall have approved the issuance of the Validus Shares pursuant to the Validus Exchange Offer and the Second-Step Merger as required under the rules of the NYSE.

  •
  The Validus Shares to be issued to Transatlantic stockholders as a portion of the Validus Exchange Offer consideration in exchange for Transatlantic Shares in the Validus Exchange Offer and the Second-Step Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

  •
  There shall be no pending litigation, suit, claim, action, proceeding or investigation by or before any governmental authority (and Validus shall not have disclosed the receipt of written notice from any person stating that such person intends to commence any litigation, suit, claim, action, proceeding or investigation) that, in the judgment of Validus, is reasonably expected to, directly or indirectly, restrain or prohibit (or which alleges a violation of law in connection with) the Validus Exchange Offer or is reasonably expected to prohibit or limit the full rights of ownership of Transatlantic Shares by Validus or any of its affiliates.

  •
  Since December 31, 2010, there shall not have been any change, state of facts, circumstance or event that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of Transatlantic and its subsidiaries, taken as a whole, subject to certain exceptions and limitations.

  •
  Each of Transatlantic and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after July 25, 2011 and prior to the expiration time of the Validus Exchange Offer.

  •
  All amendments or waivers under Validus' and its subsidiaries' credit facilities as determined by Validus to be necessary to consummate the Validus Exchange Offer, the Second-Step Merger and the other transactions contemplated by the prospectus/offer to exchange shall have been obtained and be in full force and effect. Validus has obtained amendments to its applicable credit facilities, satisfying this condition to the Validus Exchange Offer.

  •
  The New York State Insurance Department shall have approved Validus' application for acquisition of control of Transatlantic Reinsurance Company and Putnam Reinsurance Company, New York domiciled insurance companies and wholly-owned subsidiaries of Transatlantic, pursuant to Section 1506 of the New York Insurance Code and such approval shall be in full force and effect.

  •
  Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and, if applicable, any agreement with the Federal Trade Commission or Antitrust Division of the U.S. Department of Justice not to accept Transatlantic Shares for exchange in the Validus Exchange Offer, shall have expired or shall have been terminated prior to the expiration of the Validus Exchange Offer. On August 17, 2011 at 11:59 p.m. Eastern time, the applicable waiting period under the HSR Act for the acquisition by Validus of Transatlantic Shares pursuant to a Validus Transaction Proposal or other transaction with Transatlantic expired and the related condition to the Validus Exchange Offer was satisfied.

  •
  Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental authority, other than in connection with the matters set forth in the two foregoing bullet points, shall have been obtained and such approvals shall be in full force and effect, or any applicable waiting periods for such clearances or approvals shall have expired.

        The Validus Exchange Offer is subject to additional conditions. A full description of the terms and conditions of the Validus Exchange Offer are contained in the prospectus/offer to exchange that forms a part of the Validus S-4, and which was mailed to Transatlantic stockholders beginning on or about August 1, 2011.

CERTAIN INFORMATION REGARDING THE PROPOSED
ALLIED WORLD TRANSACTION

        At the Special Meeting, Transatlantic stockholders of record at the close of business on the Record Date will be voting on, among other things, whether to adopt the Allied World Acquisition Agreement. According to the Allied World/Transatlantic Joint Proxy Statement/Prospectus, under the terms of the Allied World Acquisition Agreement, each outstanding Transatlantic Share, other than Transatlantic Shares held by Transatlantic, Allied World, Acquisition Sub or their respective subsidiaries, will be cancelled and converted into the right to receive 0.88 ordinary shares, par value CHF 15.00 per share (as may be adjusted in connection with the payment of dividends by virtue of a par value reduction, as approved by Allied World's shareholders at its 2011 annual general meeting), of Allied World. Allied World shareholders would continue to retain their shares after the Proposed Allied World Acquisition. According to the Allied World/Transatlantic Joint Proxy Statement/Prospectus, as a result of the Proposed Allied World Acquisition, Transatlantic stockholders would own approximately 58% of the combined company on a fully diluted basis.

        According to the Allied World/Transatlantic Joint Proxy Statement/Prospectus, the conditions to the consummation of the Proposed Allied World Acquisition include the following:

  •
  adoption of the Allied World Acquisition Agreement by Transatlantic stockholders;

  •
  approval by Allied World's stockholders of:

  —
  the issuance of Allied World shares to stockholders of Transatlantic on the terms and conditions set out in the Allied World Acquisition Agreement,

  —
  certain amendments to Allied World's Articles of Association, and

  —
  the election to the Allied World board of directors (the "Allied World Board") of (1) Mr. Richard S. Press, Mr. Michael C. Sapnar and Mr. Scott A. Carmilani, (2) four independent directors from the Transatlantic Board and (3) four independent directors from the Allied World Board;

  •
  the waiting period (and any extension thereof) applicable to the Proposed Allied World Acquisition under the HSR Act having expired or earlier terminated;

  •
  receipt of any necessary approvals of the applicable insurance regulatory authorities in New York, Bermuda and Switzerland;

  •
  receipt of all other regulatory approvals, consents and waivers;

  •
  absence of any order or legal restraint preventing the Proposed Allied World Acquisition;

  •
  effectiveness of the registration statement registering Allied World shares to be issued in the Proposed Allied World Acquisition;

  •
  authorization of the listing on the NYSE of Allied World shares to be issued in the Proposed Allied World Acquisition;

  •
  the adoption by the Allied World Board of a written consent:

  —
  electing, following the effectiveness of the Proposed Allied World Acquisition, (1) Mr. Richard S. Press as non-executive Chairman of Allied World for one-year, (2) Mr. Scott A. Carmilani as President and Chief Executive Officer of Allied World and (3) Mr. Michael C. Sapnar as President and Chief Executive Officer of Global Reinsurance of Allied World,

  —
  approving certain officer appointments,

    —
    proposing an increase of the size of the Allied World Board by one director,

    —
    formulating certain committees of the Allied World Board and appointing certain directors to such committees, and

    —
    adopting other organizational changes;

  •
  obtaining a ruling from the Commercial Register of the Canton of Zug confirming that the Commercial Register will register a capital increase of Allied World;

  •
  the purchase of 45,000 Transatlantic Shares by Allied World;

  •
  the truth and correctness of the representations and warranties of Transatlantic and Allied World set forth in the Allied World Acquisition Agreement in all material respects or to the extent they have not or would not reasonably be expected to have a material adverse effect, as the case may be;

  •
  performance, in all material respects, by Transatlantic and Allied World of their respective material obligations under the Allied World Acquisition Agreement; and

  •
  receipt of a certificate executed by each party's chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding two bullet points.

        The Allied World Acquisition Agreement also provides for the termination of the Allied World Acquisition Agreement by either party under certain circumstances specified in the Allied World Acquisition Agreement, including the termination by:

  •
  Allied World if the Transatlantic Board withdraws or adversely modifies its approval or recommendation to its stockholders of the Proposed Allied World Acquisition or if Transatlantic stockholders or Allied World's shareholders fail to deliver the requisite votes in connection with the Proposed Allied World Acquisition; and

  •
  Transatlantic if the Allied World Board withdraws or adversely modifies its approval or recommendation to its shareholders of the Proposed Allied World Acquisition or if Allied World's shareholders or Transatlantic stockholders fail to deliver the requisite votes in connection with the Proposed Allied World Acquisition.

        Transatlantic has no right to terminate the Allied World Acquisition Agreement as a result of the Validus Merger Offer until after the vote of the Transatlantic stockholders at the Special Meeting, even if the Transatlantic Board changes its recommendation and recommends a vote "FOR" the Validus Merger Offer.

        The Allied World Acquisition Agreement provides for the payment by Transatlantic to Allied World of expense reimbursements and termination fees as follows:

  •
  a termination fee equal to $115 million (minus the amount of the $35 million alternative termination fee and up to $35 million expense reimbursement paid to Allied World, if any) if the Allied World Acquisition Agreement is terminated in the following circumstances:

  —
  by Allied World if the Transatlantic Board withdraws, modifies or qualifies its recommendation of the Proposed Allied World Acquisition (or resolves, agrees or publicly proposes to take any such action), or adopts, approves, endorses or recommends a third party acquisition proposal;

  —
  by Allied World or Transatlantic if (1) Transatlantic stockholders do not adopt the Allied World Acquisition Agreement, (2) a third party acquisition proposal for Transatlantic has been made or otherwise becomes publicly known or any person has publicly announced an intention to make such an acquisition proposal prior to the date of the Special

      Meeting and (3) within 12 months after termination of the Allied World Acquisition Agreement, Transatlantic or any of its subsidiaries enters into a contract or agreement with respect to, recommends or submits to its stockholders for approval, or consummates, a third party acquisition proposal;

    —
    by Allied World or Transatlantic if (1) the Proposed Allied World Acquisition is not consummated prior to January 31, 2012, (2) a third party acquisition proposal for Transatlantic has been made or otherwise becomes publicly known or any person has publicly announced an intention to make such an acquisition proposal prior to January 31, 2012, (3) the Special Meeting did not occur prior to January 24, 2012 and (4) within 12 months after termination of the Allied World Acquisition Agreement, Transatlantic or any of its subsidiaries enters into a contract or agreement with respect to, recommends or submits to its stockholders for approval, or consummates, a third party acquisition proposal; or

    —
    by Allied World (1) if Transatlantic has breached any of its covenants or agreements in the Allied World Acquisition Agreement or any of Transatlantic's representations and warranties are inaccurate such that a condition to closing would not be satisfied if such breaches or inaccuracies were occurring or continuing on the closing date, (2) a third party acquisition proposal for Transatlantic has been made or otherwise becomes publicly known or any person has publicly announced an intention to make such an acquisition proposal prior to the date of termination and (3) within 12 months after termination of the Allied World Acquisition Agreement, Transatlantic or any of its subsidiaries enters into a contract or agreement with respect to, recommends or submits to its stockholders for approval, or consummates, a third party acquisition proposal;

  •
  an "alternate termination fee" of $35 million if the Allied World Acquisition Agreement is terminated in the following circumstances:

  —
  by Allied World following a breach of (i) Transatlantic's agreement not to solicit third party acquisition proposals or (ii) Transatlantic's obligation to call, give notice of, convene and hold the Special Meeting; or

  —
  if the Transatlantic stockholders do not adopt the Allied World Acquisition Agreement unless Allied World's shareholders fail to deliver the requisite votes in connection with the matters submitted to them relating to the Allied World Acquisition Agreement Proposal; and

  •
  the reimbursement of expenses up to a maximum amount of $35 million if the Allied World Acquisition Agreement is terminated in the following circumstances:

  —
  by Allied World if Transatlantic has breached any of its covenants or agreements in the Allied World Acquisition Agreement or any of Transatlantic's representations and warranties are inaccurate such that a condition to closing would not be satisfied if such breaches or inaccuracies were occurring or continuing on the closing date (other than in respect of Transatlantic's agreement not to solicit third party acquisition proposals and Transatlantic's obligation to call, give notice of, convene and hold the Special Meeting); or

  —
  by Transatlantic or Allied World if Transatlantic stockholders do not adopt the Allied World Acquisition Agreement unless Allied World's shareholders fail to deliver the requisite votes in connection with the matters submitted to them relating to the Proposed Allied World Acquisition.

        Allied World is obligated to pay a termination fee or alternative termination fee to Transatlantic, and to reimburse expenses to Transatlantic, under similar circumstances relating to Allied World and Allied World's shareholders.

        Except as set forth above, Transatlantic and Allied World will pay their own fees and expenses incurred in connection with the Proposed Allied World Acquisition, except that Transatlantic and Allied World will share equally all fees and expenses in relation to the printing, filing and distribution of the Allied World/Transatlantic Joint Proxy Statement/Prospectus and any filing fees in connection with the Proposed Allied World Acquisition pursuant to any antitrust or competition law except, in each case, attorneys' and accountants' fees and expenses.

        WE ARE SOLICITING PROXIES FROM TRANSATLANTIC STOCKHOLDERS TO VOTE "AGAINST" THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL, THE ADJOURNMENT PROPOSAL AND THE PAYOUT PROPOSAL. WE BELIEVE THE PROPOSED ALLIED WORLD ACQUISITION DOES NOT PROVIDE ADEQUATE CONSIDERATION TO TRANSATLANTIC STOCKHOLDERS, AND WE BELIEVE THE VALIDUS TRANSACTION PROPOSAL IS A SUPERIOR ALTERNATIVE FOR THE TRANSATLANTIC STOCKHOLDERS BECAUSE IT PROVIDES GREATER FINANCIAL VALUE TO TRANSATLANTIC STOCKHOLDERS THAN THE PROPOSED ALLIED WORLD ACQUISITION.

CERTAIN INFORMATION REGARDING VALIDUS, TV HOLDINGS AND TV MERGER SUB

        Validus is a Bermuda exempted company, with its principal executive offices located at 29 Richmond Road, Pembroke, Bermuda HM 08. The telephone number of Validus is (441) 278-9000. Validus is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly owned subsidiaries, Validus Reinsurance, Ltd. ("Validus Re") and Talbot Holdings Ltd. ("Talbot"). Validus Re is a Bermuda-based reinsurer primarily focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd's insurance market through Syndicate 1183. Validus Shares are traded on the NYSE under the symbol "VR" and, as of August 19, 2011, the last practicable date prior to the filing of this Proxy Statement, Validus had a market capitalization of approximately $2.5 billion. Validus has approximately 460 employees.

        TV Holdings is a Delaware limited liability company organized in connection with the acquisition of Transatlantic Shares and the Validus Transaction Proposal and has not carried on any activities other than in connection therewith. The principal offices of TV Holdings are located at 29 Richmond Road, Pembroke, Bermuda HM 08. The telephone number of TV Holdings is (441) 278-9000. TV Holdings is a wholly-owned subsidiary of Validus.

        TV Merger Sub is Delaware limited liability company organized in connection with the acquisition of Transatlantic Shares and the Validus Transaction Proposal and has not carried on any activities other than in connection therewith. The principal offices of TV Merger Sub are located at 29 Richmond Road, Pembroke, Bermuda HM 08. The telephone number of TV Merger Sub is (441) 278-9000. TV Merger Sub is a wholly-owned subsidiary of TV Holdings.

        It is not anticipated that TV Holdings or TV Merger Sub will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and those necessary to consummate the Validus Transaction Proposal.

        The names of the directors and officers of Validus who are considered to be participants in this proxy solicitation and certain other information are set forth in Schedule I hereto. Other than as set forth herein, none of Validus, TV Holdings, TV Merger Sub or any of the participants set forth on Schedule I hereto has any substantial interest, direct or indirect, by security holdings or otherwise, in the Proposed Allied World Acquisition.

 UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

        The following unaudited condensed consolidated pro forma financial information is intended to provide you with information about how the acquisition of Transatlantic might have affected the historical financial statements of Validus if it had been consummated at an earlier time. The unaudited condensed consolidated pro forma information has been prepared using Transatlantic's publicly available financial statements and disclosures, without the benefit of inspection of Transatlantic's books and records. Therefore, limited pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are reflected in these unaudited condensed consolidated pro forma financial statements. The following unaudited condensed consolidated pro forma financial information does not necessarily reflect the financial position or results of operations that would have actually resulted had the acquisition occurred as of the dates indicated, nor should they be taken as necessarily indicative of the future financial position or results of operations of Validus.

        The unaudited condensed consolidated pro forma financial information should be read in conjunction with Validus' Form 10-Q filed with the SEC on August 5, 2011 (the "Validus 10-Q"), Validus' Form 10-K filed with the SEC on February 18, 2011 (the "Validus 10-K"), Transatlantic's Form 10-Q filed with the SEC on August 5, 2011 (the "Transatlantic 10-Q") and Transatlantic's Form 10-K filed with the SEC on February 22, 2011 (the "Transatlantic 10-K"), each as filed with the SEC. The unaudited condensed consolidated pro forma financial information gives effect to the proposed acquisition as if it had occurred at June 30, 2011 for the purposes of the unaudited consolidated pro forma balance sheet and at January 1, 2010 for the purposes of the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2010 and the six months ended June 30, 2011.

        You should read the following pro forma information in conjunction with the Validus 10-K and the Transatlantic 10-K, including the risk factors contained therein.

        The following table presents unaudited condensed consolidated pro forma balance sheet data at June 30, 2011 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition of shares of Transatlantic common stock as if it had occurred at June 30, 2011:

	Historical Validus Holdings, Ltd.	Historical Transatlantic Holdings, Inc.	Pro Forma Purchase adjustments	Notes	Pro Forma Consolidated
Assets
Fixed maturities, at fair value	$4,603,534	$12,436,986	$(107,000)	3(b), 3(i), 4	$16,933,520
Short-term investments, at fair value	725,258	210,307	—		935,565
Other investments, at fair value	18,746	863,380	—		882,126
Cash and cash equivalents	815,921	341,673	—		1,157,594

Total investments and cash	6,163,459	13,852,346	(107,000)		19,908,805
Premiums receivable	1,046,775	785,550	(2,527)	3(e)	1,829,798
Deferred acquisition costs	176,724	276,045	—		452,769
Prepaid reinsurance premiums	177,729	61,990	(2,922)	3(e)	236,797
Securities lending collateral	21,409	—	—		21,409
Loss reserves recoverable	439,805	956,097	(8,782)	3(e)	1,387,120
Paid losses recoverable	30,854	—	(1,763)	3(e)	29,091
Accrued investment income	21,320	152,323	—		173,643
Current taxes recoverable	3,503	—	128,822	3(h)	132,325
Intangible assets	116,813	—	—		116,813
Goodwill	20,393	—	—		20,393
Other assets	41,004	622,002	29,235	3(b), 3(h), 3(i)	692,241

Total assets	$8,259,788	$16,706,353	$35,063		$25,001,204

Liabilities
Reserve for losses and loss expense	$2,620,360	$9,950,709	$491,218	3(e), 3(h)	$13,062,287
Unearned premiums	1,192,772	1,349,101	(2,922)	3(e)	2,538,951
Reinsurance balances payable	181,013		(4,290)	3(e)	176,723
Deferred taxation	22,122	—	—		22,122
Securities lending payable	22,133	—	—		22,133
Net payable for investments purchased	49,479	—			49,479
Accounts payable and accrued expenses	91,969	166,826	—		258,795
Senior notes payable and credit facility payable	246,928	1,005,785	500,000	3(g)	1,752,713
Debentures payable	289,800	—	—		289,800

Total liabilities	4,716,576	12,472,421	984,006		18,173,003

Shareholders' equity
Ordinary shares	23,414	67,847	(50,828)	3(a), 3(d)	40,433
Treasury shares	(6,131)	(244,722)	244,722	3(d)	(6,131)
Additional paid-in capital	1,880,748	322,925	1,996,968	3(a), 3(d)	4,200,641
Accumulated other comprehensive gain (loss)	(4,519)	234,984	(234,984)	3(d)	(4,519)
Retained earnings	1,514,805	3,852,898	(2,904,821)	3(b), 3(d), 3(f) 3(g), 3(h), 3(i)	2,462,882

Total shareholders' equity available to Company	3,408,317	4,233,932	(948,943)		6,693,306
Non controlling interest	134,895	—	—		134,895

Total shareholders' equity	3,543,212	4,233,932	(948,943)		6,828,201

Total liabilities and shareholders' equity	$8,259,788	$16,706,353	$35,063		$25,001,204

Common shares outstanding	98,763,928	62,483,787	97,249,766		196,013,694
Common shares and common share equivalents outstanding	112,563,933	66,312,398	103,364,256		215,928,189
Book value per share	$34.51	$67.76		7	$34.15
Diluted book value per share	$31.91	$65.77		7	$32.44
Diluted tangible book value per share	$30.69	$65.77		7	$31.80

        The following table sets forth unaudited condensed consolidated pro forma results of operations for the year ended December 31, 2010 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition of shares of Transatlantic common stock as if it had occurred at January 1, 2010:

	Historical Validus Holdings, Ltd.	Historical Transatlantic Holdings, Inc.	Pro Forma Purchase adjustments	Notes	Pro Forma Consolidated
Revenues
Gross premiums written	$1,990,566	$4,132,931	$(5,121)	3(e)	$6,118,376
Reinsurance premiums ceded	(229,482)	(251,238)	5,121	3(e)	(475,599)

Net premiums written	1,761,084	3,881,693	—		5,642,777
Change in unearned premiums	39	(23,073)	—		(23,034)

Net premiums earned	1,761,123	3,858,620	—		5,619,743
Net investment income	134,103	473,547	(5,996)	3(b)	601,654
Net realized gains on investments	32,498	38,073	—		70,571
Net unrealized gains (losses) on investments	45,952	—	(63,509)	3(i)	(17,557)
Other-than-temporary impairments charged to earnings	—	(7,972)	7,972	3(i)	—
Loss on early extinguishment of debt	—	(115)	—		(115)
Other income	5,219	—	—		5,219
Foreign exchange gains	1,351	—	—		1,351

Total revenues	1,980,246	4,362,153	(61,533)		6,280,866
Expenses
Losses and loss expense	987,586	2,681,774	—	5	3,669,360
Policy acquisition costs	292,899	929,922	—		1,222,821
General and administrative expenses	209,290	209,397	(35,300)	3(j)	383,387
Share compensation expense	28,911	—	35,300	3(j)	64,211
Finance expenses	55,870	68,272	16,250	3(g)	140,392

Total expenses	1,574,556	3,889,365	16,250		5,480,171

Income before taxes	405,690	472,788	(77,783)		800,695
Income tax expense (benefit)	(3,126)	(70,587)	21,277	3(b) 3(i)	(52,436)

Income after taxes	$402,564	$402,201	$(56,506)		$748,259
Preferred dividend and warrant dividend	6,991	—	—		6,991

Net income available to common shareholders	$395,573	$402,201	$(56,506)		$741,268

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	116,018,364	64,092,000	97,236,888		213,255,252
Diluted	120,630,945	64,930,000	98,541,151		219,172,096
Basic earnings per share	$3.41	$6.28		6	$3.48

Diluted earnings per share	$3.34	$6.19		6	$3.41

        The following table sets forth unaudited condensed consolidated pro forma results of operations for the six months ended June 30, 2011 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition of shares of Transatlantic common stock as if it had occurred at January 1, 2010:

	Historical Validus Holdings, Ltd.	Historical Transatlantic Holdings, Inc.	Pro Forma Purchase Adjustments	Notes	Pro Forma Consolidated
Revenues
Gross premiums written	$1,455,283	$2,157,464	$(9,052)	3(e)	$3,603,695
Reinsurance premiums ceded	(242,166)	(116,992)	9,052	3(e)	(350,106)

Net premiums written	1,213,117	2,040,472	—		3,253,589
Change in unearned premiums	(357,944)	(128,714)	—		(486,658)

Net premiums earned	855,173	1,911,758	—		2,766,931
Net investment income	56,469	226,348	(2,748)	3(b)	280,069
Net realized gains on investments	17,931	57,785	—		75,716
Other-than-temporary impairments charged to earnings	—	(3,139)	3,139	3(i)	—
Net unrealized gains on investments	5,698	—	90,257	3(i)	95,955
Loss on early extinguishment of debt	—	(1,179)	—		(1,179)
Other income	2,201	—	—		2,201
Foreign exchange losses	(2,458)	—	—		(2,458)

Total revenues	935,014	2,191,573	90,648		3,217,235

Expenses
Losses and loss expenses	683,505	1,850,178	—	5	2,533,683
Policy acquisition costs	155,526	437,782	—		593,308
General and administrative expenses	109,318	96,051	(24,150)	3(b), 3(j)	181,219
Share compensation expenses	19,677	—	17,650	3(j)	37,327
Finance expenses	30,362	33,587	8,125	3(g)	72,074

Total expenses	998,388	2,417,598	1,625		3,417,611

Net (loss) income before taxes	(63,374)	(226,025)	89,023		(200,376)
Tax benefit (expense)	1,488	116,755	(34,110)	3(b), 3(i)	84,133

Net (loss) income	(61,886)	(109,270)	54,913		(116,243)
Net income attributable to noncontrolling interest	(594)	—	—		(594)

Net loss attributable to Validus	$(62,480)	$(109,270)	$54,913		$(116,837)

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	98,165,132	62,430,000	97,249,766		195,414,898
Diluted	98,165,132	62,430,000	97,249,766		195,414,898
Basic loss per share	$(0.68)	$(1.75)		6	$(0.62)

Diluted loss per share	$(0.68)	$(1.75)		6	$(0.62)

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited)

(Expressed in thousands of U.S. dollars, except share and per share data)

1. Basis of Presentation

        The unaudited condensed consolidated pro forma financial information gives effect to the proposed acquisition as if it had occurred at June 30, 2011 for the purposes of the unaudited condensed consolidated pro forma balance sheet and at January 1, 2010 for the purposes of the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2010 and six months ended June 30, 2011. Note 3(g) below sets forth the changes to this presentation that would be effected if the Validus Transaction Proposal were instead consummated pursuant to the terms of the Validus Merger Offer. The unaudited condensed consolidated pro forma financial information has been prepared by Validus' management and is based on Validus' historical consolidated financial statements and Transatlantic's historical consolidated financial statements. Certain amounts from Transatlantic's historical consolidated financial statements have been reclassified to conform to the Validus presentation. The unaudited condensed consolidated pro forma financial statements have been prepared using Transatlantic's publicly available financial statements and disclosures, without the benefit of inspection of Transatlantic's books and records or discussion with the Transatlantic management team. Therefore, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited condensed consolidated pro forma financial statements. Additional reclassifications of Transatlantic data to conform to the Validus presentation may also be required.

        This unaudited condensed consolidated pro forma financial information is prepared in conformity with United States Generally Acceptable Accounting Principles ("US GAAP"). The unaudited condensed consolidated pro forma balance sheet as of June 30, 2011 and the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2010 and the six month period ended June 30, 2011 have been prepared using the following information:

  (a)
  Audited historical consolidated financial statements of Validus as of December 31, 2010 and for the year ended December 31, 2010;

  (b)
  Audited historical consolidated financial statements of Transatlantic as of December 31, 2010 and for the year ended December 31, 2010;

  (c)
  Unaudited historical consolidated financial statements of Validus as of June 30, 2011 and for the six months ended June 30, 2011;

  (d)
  Unaudited historical consolidated financial statements of Transatlantic as of June 30, 2011 and for the six months ended June 30, 2011; and

  (e)
  Such other known supplementary information as considered necessary to reflect the acquisition in the unaudited condensed consolidated pro forma financial information.

        The pro forma adjustments reflecting the consummation of the Validus Exchange Offer and the Second-Step Merger under the acquisition method of accounting are based on certain estimates and assumptions. The unaudited condensed consolidated pro forma adjustments may be revised as additional information becomes available. The actual adjustments upon consummation of the Validus Exchange Offer and the Second-Step Merger and the allocation of the final purchase price will depend on a number of factors, including additional financial information available at such time, changes in values and changes in Transatlantic's operating results between the date of preparation of this unaudited condensed consolidated pro forma financial information and the effective date of the Validus

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

1. Basis of Presentation (Continued)

Exchange Offer and the Second-Step Merger. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. Validus' management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated based on information available to Validus at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited condensed consolidated pro forma financial information.

        The unaudited condensed consolidated pro forma financial information does not include any financial benefits, revenue enhancements or operating expense efficiencies arising from the Validus Exchange Offer and the Second-Step Merger.

        Estimated costs of the transaction as well as the benefit of the negative goodwill have been reflected in the unaudited condensed consolidated pro forma balance sheet, but have not been included on the pro forma income statement due to their non-recurring nature.

        The unaudited condensed consolidated pro forma financial information is not intended to reflect the results of operations or the financial position that would have resulted had the Validus Exchange Offer and the Second-Step Merger been effected on the dates indicated and if the companies had been managed as one entity. The unaudited condensed consolidated pro forma financial information should be read in conjunction with the Validus 10-Q, the Validus 10-K, the Transatlantic 10-Q and the Transatlantic 10-K, as filed with the SEC.

2. Recent Accounting Pronouncements

        In May 2011, the FASB issued Accounting Standards Update No. 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs" ("ASU 2011-04"). The objective of ASU 2011-04 is to provide common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the amendments do not result in a change in the application of the requirements in Topic 820 "Fair Value Measurements." ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. Validus is currently evaluating the impact of this guidance, however it is not expected to have a material impact on Validus' consolidated financial statements.

        In June 2011, the FASB issued Accounting Standards Update No. 2011-05, "Presentation of Comprehensive Income" ("ASU 2011-05"). The objective of ASU 2011-05 is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. ASU 2011-05 is effective for interim and annual periods beginning after December 15, 2011. Validus is currently evaluating the impact of this guidance, however it is not expected to have a material impact on Validus' consolidated financial statements.

3. Purchase Adjustments

        Validus is offering to exchange for each outstanding Transatlantic Share that is validly tendered and not properly withdrawn prior to the expiration time of the exchange offer, 1.5564 Validus Shares and $8.00 in cash (less applicable withholding taxes and without interest), upon the terms and subject

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

3. Purchase Adjustments (Continued)

to the conditions contained in the Validus S-4 and its accompanying revised letter of transmittal. Validus intends, promptly following acceptance for exchange and exchange of Transatlantic Shares in the Validus Exchange Offer, to effect the Second-Step Merger pursuant to which Validus will acquire all Transatlantic Shares of those Transatlantic stockholders who choose not to tender their Transatlantic Shares pursuant to the Validus Exchange Offer in accordance with the DGCL.

        In connection with the Validus Exchange Offer, transaction costs currently estimated at $55,035 will be incurred and expensed. In addition, upon termination of the Allied World Acquisition Agreement, the Allied World termination fee will be incurred and expensed. The Allied World termination fee is not tax deductible.

        As discussed above, these pro forma purchase adjustments are based on certain estimates and assumptions made as of the date of the unaudited condensed consolidated pro forma financial information. The actual adjustments will depend on a number of factors, including the review of Transatlantic's books and records, and changes in the estimated fair value of net balance sheet assets and operating results of Transatlantic between June 30, 2011 and the date of the consummation of the Validus Exchange Offer and Second-Step Merger. Validus expects to make such adjustments at such time. These adjustments are likely to be different from the adjustments made to prepare the unaudited condensed consolidated pro forma financial information and such differences may be material.

        The share prices for both Validus and Transatlantic used in determining the preliminary estimated purchase price are based on the closing share prices on August 10, 2011. The preliminary total purchase price is calculated as follows:

Calculation of Total Purchase Price

Transatlantic Shares outstanding as of June 30, 2011	62,483,787

Exchange ratio	1.5564

Total Validus Shares to be issued	97,249,766
Validus closing share price on August 10, 2011	$24.03

Total value of Validus Shares to be issued	$2,336,912
Total cash consideration paid	$500,000

Total Purchase Price	$2,836,912

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

3. Purchase Adjustments (Continued)

        The allocation of the purchase price is as follows:

Allocation of Purchase Price

Transatlantic stockholders' equity	$4,233,932
Allied termination fee	(115,000)
Mark held-to-maturity investments to market, net of tax	39,592
Less reserve increase, after tax	(325,000)

Transatlantic stockholders' equity, adjusted (B)	$3,833,524
Total purchase price(A)	$2,836,912

Negative goodwill (A-B)	$996,612

(a)
In connection with the exchange offer, 97,249,766 Validus common shares are expected to be issued for all Transatlantic Shares, shares of common stock issued pursuant to option exercises, and shares of common stock issued following vesting of restricted shares, restricted share units and performance share units resulting in additional share capital of $17,019 and additional paid-in capital of $2,319,893.

(b)
It is expected that total transaction costs currently estimated at $55,035, the Allied World termination fee of $115,000, and expenses related to bank debt of $4,375 will be incurred by the consolidated entity. Based on an expected investment return of 2.29% for Validus and 3.70% for Transatlantic per annum, pre-tax investment income of $5,996 would have been foregone during the year end December 31, 2010 had these payments of $174,410 been made.

Approximately $6,500 of the estimated $55,035 total transaction costs have been incurred and expensed by Transatlantic in the six months ended June 30, 2011. The expenses have been eliminated from the unaudited condensed consolidated pro forma results of operations for the six months ended June 30, 2011. In addition, an adjustment of $163,535 was made to retained earnings and $4,375 to other assets as deferred financing fees as at June 30, 2011 to reflect the remaining transaction costs, the Allied World termination fee, and the debt refinancing costs. Based on an expected investment return of 1.90% for Validus and 3.60% for Transatlantic per annum, pre tax investment income of $2,748 would have been foregone during the six months ended June 30, 2011 had these remaining payments of $167,910 been made.

(c)
Employees of Transatlantic hold 2,024,855 options to purchase Transatlantic Shares. The weighted average exercise price of these options is $63.00. It is expected that no net shares would be issued upon exercise of these options.

On June 30, 2011, the Compensation Committee of the Transatlantic Board approved the form of retention agreements that will be offered to certain executives of Transatlantic, including Steven S. Skalicky, Paul A. Bonny, and Javier E. Vijil, each a named executive officer of Transatlantic. Each of the retention agreements has a term beginning on the date of execution and ending on the earlier of December 31, 2013 or a mutually agreed upon termination date by the executive and Transatlantic. The retention agreements provide for a grant of restricted stock unit awards or phantom stock awards immediately prior to the Proposed Allied World Acquisition (or at a date chosen by the Transatlantic Board in its discretion, if the closing of the Proposed Allied World

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

3. Purchase Adjustments (Continued)

  Acquisition does not occur), pursuant to Transatlantic's 2009 Long Term Equity Incentive Plan (but only in the case of the RSUs), consisting of that number of Transatlantic Shares equal in value to $1,500,000 for each of Messrs. Skalicky and Vijil and $2,000,000 for Mr. Bonny.

  Validus has estimated that these grants will result in approximately 100,000 Transatlantic share units being issued, or 155,640 Validus share units after adjusting for the exchange ratio of 1.5564. This share issuance has been included in the calculation of pro forma diluted book value per share at June 30, 2011.

(d)
Elimination of Transatlantic ordinary shares of common stock of $67,847, treasury shares of $244,722, additional paid-in capital of $322,925, accumulated other comprehensive income of $234,984 and retained earnings of $3,852,898.

(e)
A related party balance of $9,052 for the six months ended June 30, 2011 and $5,121 for the year ended December 31, 2010 representing reinsurance ceded to Transatlantic by Validus was eliminated from gross premiums written and reinsurance ceded. Corresponding prepaid reinsurance premiums and unearned premiums of $2,922 and premiums receivable and reinsurance balances payable of $2,527 have been eliminated from the pro forma balance sheet. Loss reserves recoverable and reserves for losses and loss expenses of $8,782 and paid losses recoverable and reinsurance balances payable of $1,763 have also been eliminated from the pro forma balance sheet.

(f)
The unaudited condensed consolidated pro forma financial statements have been prepared using Transatlantic's publicly available financial statements and disclosures, without the benefit of inspection of Transatlantic books and records. Therefore, with the exception of note 3(g) below, the carrying value of assets and liabilities in Transatlantic's financial statements are considered to be a proxy for fair value of those assets and liabilities, with the difference between the net assets and the total purchase price considered to be negative goodwill. In addition, limited pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are reflected in these unaudited condensed consolidated pro forma financial statements. Pursuant to Accounting Standards Codification Topic 805, "Business Combinations" ("ASC 805"), a bargain purchase is defined as a business combination in which the total fair value of the identifiable net assets acquired on the date of acquisition exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and it requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer. Negative goodwill of $996,612 has been recorded as a credit to retained earnings as upon completion of the acquisition of Transatlantic shares of common stock negative goodwill will be treated as a gain in the consolidated statement of operations.

(g)
Validus is offering to exchange for each outstanding Transatlantic Share that is validly tendered and not properly withdrawn prior to the expiration time of the Validus Exchange Offer, 1.5564 Validus Shares and $8.00 in cash (less applicable withholding taxes and without interest). This cash consideration is expected to total $500,000, and will be funded through borrowings under the existing Validus credit facilities and a new facility. Based on an expected interest rate of 3.23% per annum, additional finance expenses of $16,250 would have been incurred during the year end December 31, 2010 had this credit facility been in place. Based on an expected interest rate of 3.25% per annum, additional finance expenses of $8,125 would have been incurred during the six

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

3. Purchase Adjustments (Continued)

  months ended June 30, 2011 had this credit facility been in place. The effect of a change in the expected interest rate of one-eighth percent in preparation of these unaudited condensed consolidated pro forma financial statements would result in a change to finance expenses of $625 for the year ended December 31, 2010 and $313 for the six months ended June 30, 2011.

  Validus is domiciled in Bermuda, and as such is not subject to corporate income tax and does not benefit from a tax deduction for the additional finance expenses disclosed above. If the Validus Transaction Proposal is structured pursuant to the Validus Merger Offer instead of the Validus Exchange Offer and Second-Step Merger, the $500,000 consideration payable to Transatlantic stockholders would instead be structured as a one-time special dividend from Transatlantic, paid immediately prior to the closing of the merger. If this dividend were funded through borrowings of Transatlantic at terms comparable to Validus', it would result in an additional pro forma tax benefit of $5,688 for the year ended December 31, 2010, and revised pro forma consolidated basic earnings per share of $3.51 and revised pro forma diluted earnings per share of $3.44. For the six months ended June 30, 2011, it would result in an additional pro forma tax benefit of $2,844, and revised pro forma consolidated basic loss per share of $(0.60) and revised pro forma diluted loss per share of $(0.60). This change would have had no effect on the calculation of book value per share or diluted book value per share.

  As noted in its July 12, 2011 letter to the Transatlantic Board, Validus has received a highly confident letter from J.P. Morgan Securities LLC in connection with the arrangement of the full amount of financing required for the Transatlantic special dividend. While the interest rate payable by Transatlantic in connection with this financing could be greater or less than Validus' interest rates with respect to the financing contemplated in connection with the Validus Exchange Offer, any such difference is not expected to be material.

(h)
The unaudited condensed consolidated pro forma financial statements have been prepared using Transatlantic's publicly available financial statements and disclosures, without the benefit of inspection of Transatlantic books and records. However, it is expected that an additional reserve of $500,000 will be required to recognize potential reserve deficiencies on 2001 year and prior business. This adjustment to loss reserves will also result in a current and deferred tax benefit of $175,000, of which $46,178 is deferred and $128,822 is current. The net charge to the balance sheet of $325,000 has been recorded as a debit to retained earnings.

(i)
Transatlantic classifies its fixed maturities as either held to maturity or available for sale, with held to maturity securities carried at amortized cost if Transatlantic has the positive intent and ability to hold each of these securities to maturity. Validus' investments in fixed maturities are classified as trading and carried at fair value, with related net unrealized gains or losses included in earnings. It is expected that Transatlantic's securities will be reclassified as trading upon completion of this transaction. At June 30, 2011, securities with an amortized cost of $1,187,591 and fair market value $1,248,501 were classified as held to maturity. Reclassification of these as trading would result in an adjustment of $60,910 to investments, a credit of $21,318 to other assets for deferred taxes, and a credit of $39,592 to retained earnings at June 30, 2011.

In addition, Transatlantic reports unrealized gains and losses from fixed maturities available for sale, equities available for sale and other invested assets, as a separate component of AOCI, net of deferred income taxes, in stockholders' equity. Reclassification of these securities as trading would

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

3. Purchase Adjustments (Continued)

  result in these unrealized gains and losses being reported as components of the income statement. Additional unrealized losses on investments of $55,537 with a corresponding tax benefit of $19,438 would have been reported on the income statement during the year ended December 31, 2010 had this reclassification been in place. Additional unrealized gains on investments of $93,396 with a corresponding tax expense of $32,689 would have been reported on the income statement during the six months ended June 30, 2011 had this reclassification been in place.

  In addition, other-than-temporary impairments charged to earnings of $7,972 and $3,139 in the year ended December 31, 2010 and six months ended June 30, 2011 would have been reallocated to unrealized gains and losses following a reclassification of the securities as trading.

(j)
The unaudited condensed consolidated pro forma financial statements have been prepared using Transatlantic's publicly available financial statements and disclosures, without the benefit of inspection of Transatlantic books and records. Transatlantic does not separately list share compensation expense on its income statement, however disclosure of the amount recorded for the year ended December 31, 2010 was recorded in its notes to the financial statements. This amount of $35,300 was therefore reclassified as share compensation expense on the income statement. Similar disclosure was not given for the six months ended June 30, 2011, but an estimate of $17,650 was calculated based on the amount recorded for the year ended December 31, 2010, and was reclassified as share compensation expense on the income statement.

(k)
The share prices of both Validus and Transatlantic used in preparing these unaudited condensed consolidated pro forma financial statements are based on the closing share prices on August 10, 2011, and were $24.03 and $49.32, respectively. As of August 19, 2011, the closing share prices were $25.57 and $50.00, respectively. The effect of using the August 19, 2011 closing share prices in preparation of these unaudited condensed consolidated pro forma financial statements would have resulted in an entry to additional paid in capital of $149,765 reflecting additional purchase price and an offsetting entry to retained earnings of $149,765 reflecting reduced negative goodwill. Using August 19, 2011 share prices would have had no effect on calculation of book value per share, diluted book value per share, basic earnings per share and diluted earnings per share.

4. Adjustments to Cash and Cash Equivalents

        The acquisition of Transatlantic Shares will result in the payment of cash and cash equivalents by Transatlantic of $142,035 and by Validus of $32,375.

        The unaudited condensed consolidated pro forma statements of operations reflect the impact of these reductions in cash and cash equivalents. Actual transaction costs may vary from such estimates which are based on the best information available at the time the unaudited condensed consolidated pro forma financial information was prepared.

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

4. Adjustments to Cash and Cash Equivalents (Continued)

        For purposes of presentation in the unaudited condensed consolidated pro forma financial information, the sources and uses of funds of the acquisition are as follows:

Sources of Funds

Transatlantic cash and cash equivalents	$142,035
Validus cash and cash equivalents	32,375
Validus credit facility	500,000

Total	$674,410

Uses of Funds

Cash consideration	$500,000
Validus transaction costs	28,000
Transatlantic transaction costs	27,035
Refinancing costs for existing Validus debt	4,375
Allied World termination fee	115,000

Total	$674,410

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

5. Selected Ratios

        Selected ratios of Validus, Transatlantic and pro forma combined are as follows:

	Year Ended December 31, 2010			Six Months Ended June 30, 2011
	Validus	Transatlantic	Pro forma combined	Validus	Transatlantic	Pro forma combined
Losses and loss expense ratios	56.1%	69.5%	65.2%	79.9%	96.8%	91.6%
Policy acquisition costs ratios	16.6	24.1	21.8	18.2	22.9	21.4
General and administrative cost ratios	13.5	5.4	8.0	15.1	5.0	7.9

Combined ratio	86.2%	99.0%	95.0%	113.2%	124.7%	120.9%

        (a)   Factors affecting the losses and loss expense ratio for the year ended December 31, 2010:

  Validus' losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the year ended December 31, 2010 was 56.1%. The amount of recorded reserves represents management's best estimate of expected losses and loss expenses on premiums earned. Favorable loss reserve development on prior years totaled $156.6 million. Of this $70.6 million related to the Validus Re segment and $86.0 million related to the Talbot segment. This favorable loss reserve development benefited Validus' loss ratio by 8.9 percentage points for the year ended December 31, 2010. For the year ended December 31, 2010, Validus incurred $536.2 million of notable losses, excluding reserve for potential development on 2010 notable loss events, which represented 30.4 percentage points of the loss ratio. Net of $21.1 million in reinstatement premiums, the effect of these events on net income was $515.1 million. Validus' loss ratio, excluding prior year development and notable loss events for the year ended December 31, 2010 was 34.9%.

  The data in the following paragraph is taken from "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Transatlantic 10-K. The data has been reproduced here as it was originally presented.

    2010 includes pre-tax net catastrophe costs of $202.4 million, principally relating to the earthquake in Chile, the earthquake in New Zealand, storms and flooding in Australia and the Deepwater Horizon explosion. Net catastrophe costs in the aggregate added (decreased) 5.2%, (0.1)%, 8.2% and 17.4% to the 2010 combined ratios for consolidated, Domestic, International-Europe and International-Other, respectively. (See Note 10 for the amounts of net catastrophe costs by segment and the amounts of consolidated gross and ceded catastrophe losses incurred and reinstatement premiums. See discussion in Catastrophe Exposure of the magnitude of TRH's catastrophe exposures.) While TRH believes that it has taken appropriate steps to manage its exposure to possible future catastrophe losses, the occurrence of one or more natural or man-made catastrophic events of unanticipated frequency or severity, such as a terrorist attack, earthquake or hurricane, that causes insured losses could have a material adverse effect on TRH's results of operations, liquidity or financial condition. Current techniques and models may not accurately predict the probability of catastrophic events in the future and the extent of the resulting losses. Moreover, one or more catastrophe losses could weaken TRH's retrocessionnaires and result in an inability of TRH to collect reinsurance recoverables. In addition, in 2010, TRH decreased its estimates of

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

5. Selected Ratios (Continued)

    the ultimate amounts of net losses occurring in 2009 and prior years by $57.0 million. This net favorable development was comprised of net favorable development of $216.9 million for losses occurring in 2002 to 2009, partially offset by net adverse development of $159.9 million relating to losses occurring in 2001 and prior.

    Transatlantic's loss ratio, excluding prior year development and notable loss events for the year ended December 31, 2010 was 65.6%.

        (b)   Factors affecting the losses and loss expense ratio for the six months ended June 30, 2011:

  Validus' losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the six months ended June 30, 2011 was 79.9%. For the six months ended June 30, 2011, favorable loss reserve development on prior years totaled $52.2 million and benefited Validus' loss ratio by 6.1 percentage points. During the six months ended June 30, 2011, Validus recorded losses of $43.8 million for the Cat 46 tornado, $31.5 million for the Cat 48 tornado, $15.0 million for the Jupiter 1 platform failure, $169.0 million for the Tohoku earthquake, $52.4 million for the Gryphon Alpha mooring failure, $62.1 million for the Christchurch earthquake, $31.0 million for the Brisbane floods and $19.5 million for the CNRL Horizon explosion. For the six months ended June 30, 2011, Validus incurred $424.4 million of notable losses, which represented 49.6 percentage points of the loss ratio. Validus' loss ratio, excluding prior year development and notable loss events for the six months ended June 30, 2011 was 36.4%

  The data in the following paragraph is taken from "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Transatlantic 10-Q. The data has been reproduced here as it was originally presented.

    The second quarter of 2011 included pre-tax net catastrophe costs of $66.4 million, consisting principally of $61 million resulting from revised estimates of costs related to the February 2011 earthquake in New Zealand and $34 million related to severe second quarter 2011 tornado activity in the U.S., partially offset by a ($23) million reduction in estimated costs related to the March 2011 Tohoku earthquake and resulting tsunami in Japan. The first six months of 2011 included pre-tax net catastrophe costs of $611.8 million, $342 million of which is related to the March 2011 Tohoku earthquake and resulting tsunami in Japan, $182 million of which is related to the February 2011 earthquake in New Zealand and $55 million of which is related to first quarter 2011 flooding in Australia and Cyclone Yasi. Net catastrophe costs in the second quarter and first six months of 2011 include $2 million and $6 million, respectively, of estimated net favorable loss reserve development related to catastrophe events occurring in prior years.

    Transatlantic's loss ratio, excluding prior year development and notable loss events for the six months ended June 30, 2011 was 66.2%

6. Earnings per Validus Share

        (a)   Pro forma earnings per common share for the year ended December 31, 2010 and the six months ended June 30, 2011 have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described in 6(b) below. The historical weighted

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

6. Earnings per Validus Share (Continued)

average number of outstanding Validus Shares was 116,018,364 and 120,630,945 basic and diluted, respectively, for the year ended December 31, 2010 and 98,165,132 and 98,165,132 basic and diluted, respectively, for the six months ended June 30, 2011.

        (b)   The pro forma weighted average number of Validus Shares outstanding for the year ended December 31, 2010 and six months ended June 30, 2011, after giving effect to the exchange of shares as if the Validus Exchange Offer had been issued and outstanding for the whole year, is 213,255,252 and 219,172,096, basic and diluted, and 195,414,898 and 195,414,898, basic and diluted, respectively.

        (c)   In the basic earnings per share calculation, dividends and distributions declared on warrants are deducted from net income. In calculating diluted earnings per share, we consider the application of the treasury stock method and the two-class method and whichever is more dilutive is included into the calculation of diluted earnings per share.

        The following table sets forth the computation of basic and diluted earnings per share for the six months ended June 30, 2011:

	Historical Validus Holdings	Pro Forma Consolidated
Net loss available to common shareholders	$(66,430)	$(120,787)

Weighted average shares—basic ordinary shares outstanding	98,165,132	195,414,898
Share equivalents
Warrants	—	—
Restricted Shares	—	—
Options	—	—

Weighted average shares—diluted	98,165,132	195,414,898
Basic loss per share	$(0.68)	$(0.62)

Diluted loss per share	$(0.68)	$(0.62)

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

6. Earnings per Validus Share (Continued)

        The following table sets forth the computation of basic and diluted earnings per share for the year ended December 31, 2010:

	Historical Validus Holdings	Pro Forma Consolidated
Net Income	$402,564	$748,259
Net income available to common shareholders	$395,573	$741,268

Weighted average shares—basic ordinary shares outstanding	116,018,364	213,255,252
Share equivalents
Warrants	2,657,258	2,657,258
Restricted Shares	1,067,042	2,371,305
Options	888,281	888,281

Weighted average shares—diluted	120,630,945	219,172,096
Basic earnings per share	$3.41	$3.48

Diluted earnings per share	$3.34	$3.41

7. Book Value per Share

        Validus calculates diluted book value per share using the "as-if-converted" method, where all proceeds received upon exercise of warrants and stock options would be retained by Validus and the resulting common shares from exercise remain outstanding. In its public records, Transatlantic calculates only book value per share and not diluted book value per share. Accordingly, for the purposes of the Pro Forma Condensed Consolidated Financial Statements and notes thereto, Transatlantic's diluted book value per share has been calculated based on the "as-if-converted" method to be consistent with Validus' calculation.

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

7. Book Value per Share (Continued)

        The following table sets forth the computation of book value and diluted book value per share adjusted for the exchange offer as of June 30, 2011:

	Historical Validus Holdings	Pro Forma Consolidated
Book value per common share calculation
Total shareholders' equity	$3,408,317	$6,693,306
Shares	98,763,928	196,013,694
Book value per common share	$34.51	$34.15
Diluted book value per common share calculation
Total shareholders' equity	$3,408,317	$6,693,306
Proceeds of assumed exercise of outstanding warrants	$137,992	$137,992
Proceeds of assumed exercise of outstanding stock options	$45,604	$173,170
Unvested restricted shares	—	—

	$3,591,913	$7,004,468
Shares	98,763,928	196,013,694
Warrants	7,862,262	7,862,262
Options	2,266,801	5,418,285
Unvested restricted shares	3,670,942	6,633,948

	112,563,933	215,928,189
Diluted book value per common share	$31.91	$32.44

8. Capitalization

        The following table sets forth the computation of debt to total capitalization and debt (excluding debentures payable) to total capitalization at June 30, 2011, adjusted for the exchange offer and second-step merger:

	Historical Validus Holdings	Pro Forma Consolidated
Total debt
Borrowings drawn under credit facility	$—	$500,000
Senior notes payable	246,928	1,252,713
Debentures payable	289,800	289,800

Total debt	$536,728	$2,042,513

Total capitalization
Total shareholders' equity	$3,408,317	$6,693,306
Borrowings drawn under credit facility	—	500,000
Senior notes payable	246,928	1,252,713
Debentures payable	289,800	289,800

Total capitalization	$3,945,045	$8,735,819

Total debt to total capitalization	13.6%	23.4%
Debt (excluding debentures payable) to total capitalization	6.3%	20.1%

OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING

        In addition to soliciting proxies for the Allied World Acquisition Agreement Proposal, the Transatlantic Board is also soliciting proxies for the Special Meeting for the Adjournment Proposal and the Payout Proposal.

        Because the Adjournment Proposal and Payout Proposal are designed to facilitate the approval of the Proposed Allied World Acquisition and the adoption of the Allied World Acquisition Agreement, Validus recommends voting "AGAINST" the Adjournment Proposal and the Payout Proposal.

        YOU CAN CAST YOUR VOTE WITH RESPECT TO ALL PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING ON OUR BLUE PROXY CARD. WE URGE YOU NOT TO RETURN ANY PROXY CARD THAT YOU RECEIVE FROM TRANSATLANTIC.

        Other than as set forth above, Validus is not currently aware of any other proposals to be brought before the Special Meeting. Should other proposals be brought before the Special Meeting, the persons named on the BLUE proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of Validus as determined by Validus in its sole discretion, in which event such persons will vote on such proposals in their discretion.

 VOTING PROCEDURES

        According to the Allied World/Transatlantic Joint Proxy Statement/Prospectus, as of the Record Date, there were 62,488,896 Transatlantic Shares entitled to vote at the Special Meeting.

        Under Transatlantic's bylaws, the presence, in person or by proxy, of the holders of a majority of the Transatlantic Shares outstanding as of the Record Date and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Once a Transatlantic Share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting. However, if a new Record Date is set for the adjourned Special Meeting, then a new quorum will have to be established. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned.

        In accordance with NYSE rules, brokers and nominees who hold Transatlantic Shares in street-name for customers may not exercise their voting discretion with respect to the Allied World Acquisition Agreement Proposal or the Adjournment Proposal related thereto. Thus, absent specific instructions from the beneficial owner of such Transatlantic Shares, these Transatlantic Shares will not be counted for purposes of determining whether a quorum is present.

        The Allied World Acquisition Agreement Proposal requires the approval of a majority of the total outstanding Transatlantic Shares. Therefore, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the Allied World Acquisition Agreement Proposal.

        Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the Transatlantic Shares present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, whether or not a quorum is present. Transatlantic stockholders may adjourn the Special Meeting to another time or place without further notice unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each Transatlantic stockholder of record entitled to vote at the meeting. Abstentions will have the same effect as a vote "AGAINST" approval of the proposal to adjourn the Special Meeting. Broker non-votes, if any, are not counted for purposes of the Adjournment Proposal.

        Approval of the Payout Proposal requires the affirmative vote of the holders of a majority of the Transatlantic Shares present in person or represented by proxy and entitled to vote thereon, assuming a quorum is present. Abstentions will have the effect of a vote "AGAINST" approval of the Payout Proposal. Failures to vote and broker non-votes, if any, will not be voted, but this will not have an effect on the Payout Proposal, assuming a quorum is present. Approval of the Payout Proposal is not a condition to completion of the proposed Allied World Acquisition, and the vote with respect to this proposal is advisory only. Accordingly, the vote will not be binding on Transatlantic or Allied World, or the board of directors or the compensation committee of Transatlantic or Allied World.

        If a Transatlantic stockholder does not instruct its bank, brokerage firm or other nominee on how to vote its Transatlantic Shares, such stockholder's bank, brokerage firm or other nominee, as applicable, may not vote such Transatlantic Shares on any of the proposals to be considered and voted upon at the Special Meeting as all such matters are deemed "non-routine" matters pursuant to applicable NYSE rules.

        Transatlantic stockholders may abstain from voting on any or all of the proposals or may vote for or against any or all of the proposals by internet or telephone or by marking the proper box on the BLUE proxy card and signing, dating and returning it promptly in the enclosed postage-paid envelope. If a Transatlantic stockholder returns a BLUE proxy card that is signed, dated and not marked with respect to a proposal, that stockholder will be deemed to have voted "AGAINST" the Allied World Acquisition Agreement Proposal, the Adjournment Proposal and the Payout Proposal as these proposals relate to the Proposed Allied World Acquisition which we oppose.

        If a Transatlantic stockholder returns a BLUE proxy card that is signed and dated but not marked with respect to any proposal unrelated to the Proposed Allied World Acquisition, we will vote to "ABSTAIN" unless such proposal adversely affect the interests of Validus as determined by Validus in its sole discretion, in which event such persons will vote on such proposals in their discretion.

        Only Transatlantic stockholders (or their duly appointed proxies) of record on the Record Date are eligible to vote in person or submit a proxy.

        YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON, BY SUBMITTING A DULY EXECUTED, LATER DATED PROXY BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD OR BY SUBMITTING A WRITTEN NOTICE OF REVOCATION TO EITHER (A) VALIDUS, CARE OF INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022, OR (B) THE PRINCIPAL EXECUTIVE OFFICES OF TRANSATLANTIC AT 80 PINE STREET, NEW YORK, NEW YORK 10005. A REVOCATION MAY BE IN ANY WRITTEN FORM VALIDLY SIGNED BY THE RECORD HOLDER AS LONG AS IT CLEARLY STATES THAT THE PROXY PREVIOUSLY GIVEN IS NO LONGER EFFECTIVE. STOCKHOLDERS WHO HOLD THEIR TRANSATLANTIC SHARES IN A BANK OR BROKERAGE ACCOUNT WILL NEED TO NOTIFY THE PERSON RESPONSIBLE FOR THEIR ACCOUNT TO REVOKE OR WITHDRAW PREVIOUSLY GIVEN INSTRUCTIONS. WE REQUEST THAT A COPY OF ANY REVOCATION SENT TO TRANSATLANTIC OR ANY REVOCATION NOTIFICATION SENT TO THE PERSON RESPONSIBLE FOR A BANK OR BROKERAGE ACCOUNT ALSO BE SENT TO VALIDUS, CARE OF INNISFREE M&A INCORPORATED, AT THE ADDRESS BELOW SO THAT VALIDUS MAY DETERMINE IF AND WHEN PROXIES HAVE BEEN RECEIVED FROM THE HOLDERS OF RECORD ON THE RECORD DATE OF A MAJORITY OF TRANSATLANTIC SHARES THEN OUTSTANDING. UNLESS REVOKED IN THE MANNER SET FORTH ABOVE, SUBJECT TO THE FOREGOING, DULY EXECUTED PROXIES IN THE FORM ENCLOSED WILL BE VOTED AT THE SPECIAL MEETING AS SET FORTH ABOVE.

        BY EXECUTING THE BLUE PROXY CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

        If you have any questions or require any assistance in voting your Transatlantic Shares, please contact:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (877) 717-3929
Banks and Brokers May Call Collect: (212) 750-5833

 SOLICITATION OF PROXIES

        Except as set forth below, Validus will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for the solicitation of proxies in connection with this solicitation.

        Proxies will be solicited by mail, telephone, facsimile, telegraph, the internet, e-mail, newspapers and other publications of general distribution and in person. Directors and officers of Validus listed on Schedule I hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this Proxy Statement).

        Validus has retained Innisfree M&A Incorporated ("Innisfree") for solicitation and advisory services in connection with solicitations relating to the Special Meeting, for which Innisfree may receive a fee of up to $600,000 in connection with the solicitation of proxies for the Special Meeting. Up to approximately 60 people may be employed by Innisfree in connection with the solicitation of proxies for the Special Meeting. Validus has also agreed to reimburse Innisfree for out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including reasonable legal fees and related charges. Innisfree will solicit proxies for the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders. The entire expense of soliciting proxies for the Special Meeting by or on behalf of Validus is being borne by Validus.

        If you have any questions concerning this Proxy Statement or the procedures to be followed to execute and deliver a proxy, please contact Innisfree at the address or phone number specified above.

FORWARD-LOOKING STATEMENTS

        This Proxy Statement may include forward-looking statements, both with respect to Validus and its industry, that reflect Validus' current views with respect to future events and financial performance. Statements that include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will," "may," "would" and similar statements of a future or forward-looking nature are often used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Validus' control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. Validus believes that these factors include, but are not limited to, the following: 1) uncertainty as to whether Validus will be able to enter into or consummate the proposed transaction on the terms set forth in the Validus Transaction Proposal; 2) uncertainty as to the actual premium that will be realized by Transatlantic stockholders in connection with the proposed transaction; 3) failure to realize the anticipated benefits (including combination synergies) of the Validus Transaction Proposal, including as a result of delay in completing the transaction or integrating the businesses of Validus and Transatlantic; 4) uncertainty as to the long-term value of Validus Shares; 5) unpredictability and severity of catastrophic events; 6) rating agency actions; 7) adequacy of Validus' or Transatlantic's risk management and loss limitation methods; 8) cyclicality of demand and pricing in the insurance and reinsurance markets; 9) Validus' ability to implement its business strategy during "soft" as well as "hard" markets; 10) adequacy of Validus' or Transatlantic's loss reserves; 11) continued availability of capital and financing; 12) retention of key personnel; 13) competition in the insurance and reinsurance markets; 14) potential loss of business from one or more major reinsurance or insurance brokers; 15) the credit risk Validus assumes through its dealings with its reinsurance and insurance brokers; 16) Validus' or Transatlantic's ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 17) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 18) the integration of businesses Validus may acquire or new business ventures Validus may start;

19) the legal, regulatory and tax regimes under which Validus operates; 20) the effect on Validus' or Transatlantic's investment portfolios of changing financial market conditions, including inflation, interest rates, liquidity and the recent downgrade of U.S. securities by Standard & Poor's and the possible effect on the value of securities in Validus' and Transatlantic's investment portfolios, as well as other factors; 21) acts of terrorism or outbreak of war or hostilities; 22) availability of reinsurance and retrocessional coverage; and 23) the outcome of transaction related litigation, as well as management's response to any of the aforementioned factors.

        The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in Validus' and Transatlantic's most recent reports on Form 10-K and Form 10-Q and other documents of Validus and Transatlantic on file with the SEC. Any forward-looking statements made in this Proxy Statement are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or its business, operations or financial condition. Except to the extent required by applicable law, Validus undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

        Holders of the Transatlantic Shares will not have rights to an appraisal of the fair value of their Transatlantic Shares in connection with the Proposed Allied World Acquisition, irrespective of whether they vote against the Allied World Acquisition Agreement Proposal as a result of granting a proxy to Validus, or otherwise.

OTHER INFORMATION

        The information concerning Transatlantic and the Proposed Allied World Acquisition contained herein (including Schedule II) has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although Validus has no knowledge that would indicate that statements relating to Transatlantic or the Allied World Acquisition Agreement contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date it has not had access to the books and records of Transatlantic, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements. See Schedule II for information regarding persons who beneficially own more than 5% of the Transatlantic Shares and the ownership of the Transatlantic Shares by the directors and officers of Transatlantic.

        Pursuant to Rule 14a-5 promulgated under the Securities Exchange Act of 1934, as amended, reference is made to the Allied World/Transatlantic Joint Proxy Statement/Prospectus for information concerning the Allied World Acquisition Agreement, the Proposed Allied World Acquisition, financial information regarding Allied World, Transatlantic and the proposed combination of Allied World and Transatlantic, the proposals to be voted upon at the Special Meeting, the Transatlantic Shares, other information concerning Transatlantic's management, the procedures for submitting proposals for consideration at the next annual meeting of stockholders of Transatlantic and certain other matters regarding Transatlantic and the Special Meeting.

        The Validus Transaction Proposal is subject to a number of conditions, including the termination of the Allied World Acquisition Agreement, receipt of all regulatory approvals, consents and waivers, the approval of the issuance of the necessary Validus Shares by Validus' shareholders and, in the case of the Validus Merger Offer, approval of the Validus Merger Offer by the Transatlantic Board and stockholders. There are no assurances that all of the conditions to the Validus Transaction Proposal will be satisfied or that the Validus Transaction Proposal will be consummated if Transatlantic stockholders reject the Proposed Allied World Acquisition. Consequently, following a rejection of the Proposed

Allied World Acquisition, Transatlantic may remain independent of both Validus and Allied World. Transatlantic stockholders should take all of these factors into account when determining how to vote their Transatlantic Shares.

        Although Validus believes that the Validus Transaction Proposal would provide Transatlantic stockholders with a premium for their Transatlantic Shares, because both the Validus Merger Offer and the Validus Exchange Offer provide for stock consideration with fixed exchange ratios, the respective values of the stock portion of the Validus Merger Offer and the Validus Exchange Offer to Transatlantic stockholders will vary over time based on relative changes in the market prices of each company's common shares, which could result in a smaller premium or no premium.

        On August 22, 2011, Validus filed disclosure regarding, among other things, Allied World and its business, that was originally filed by Validus with the SEC pursuant to Rule 425 on August 1, 2011.

        THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES WITH RESPECT TO THE PROPOSED ALLIED WORLD ACQUISITION AND IS NOT A SOLICITATION OF PROXIES WITH RESPECT TO THE VALIDUS MERGER OFFER, A REQUEST FOR THE TENDER OF TRANSATLANTIC SHARES IN THE VALIDUS EXCHANGE OFFER OR AN OFFER TO SELL VALIDUS SHARES. THE VALIDUS EXCHANGE OFFER WILL BE MADE ONLY BY MEANS OF A PROSPECTUS/OFFER TO EXCHANGE WHICH WILL BE SEPARATELY MAILED TO TRANSATLANTIC STOCKHOLDERS.

        WE URGE YOU NOT TO RETURN ANY PROXY CARD YOU RECEIVE FROM TRANSATLANTIC—EVEN AS A PROTEST VOTE AGAINST THE PROPOSED ALLIED WORLD ACQUISITION. EVEN IF YOU PREVIOUSLY HAVE SUBMITTED A PROXY CARD FURNISHED BY TRANSATLANTIC, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY INTERNET OR TELEPHONE OR SIMPLY BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD. WE URGE YOU VOTE BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TO US TODAY.

        WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, YOUR PROMPT ACTION IS IMPORTANT. MAKE YOUR VIEWS CLEAR TO THE TRANSATLANTIC BOARD BY VOTING "AGAINST" THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL, THE ADJOURNMENT PROPOSAL AND THE PAYOUT PROPOSAL BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TODAY. A VOTE AGAINST THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL WILL NOT OBLIGATE YOU TO VOTE FOR THE VALIDUS MERGER OFFER OR TENDER YOUR TRANSATLANTIC SHARES IN THE VALIDUS EXCHANGE OFFER. HOWEVER, YOU MUST TENDER YOUR TRANSATLANTIC SHARES PURSUANT TO THE VALIDUS EXCHANGE OFFER IF YOU WISH TO PARTICIPATE IN THE VALIDUS EXCHANGE OFFER.

        IF A TRANSATLANTIC STOCKHOLDER RETURNS A BLUE PROXY CARD THAT IS SIGNED, DATED AND NOT MARKED WITH RESPECT TO A PROPOSAL, THAT STOCKHOLDER WILL BE DEEMED TO HAVE VOTED "AGAINST" THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL, THE ADJOURNMENT PROPOSAL AND THE PAYOUT PROPOSAL BECAUSE THESE PROPOSALS RELATE TO THE PROPOSED ALLIED WORLD ACQUISITION WHICH WE OPPOSE.

        YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

VALIDUS HOLDINGS, LTD.
TV HOLDINGS, LLC
TV MERGER SUB, LLC
August 22, 2011

IMPORTANT VOTING INFORMATION

        1.     If your Transatlantic Shares are held in your own name, please submit your proxy to us TODAY by following the instructions on the enclosed BLUE proxy card by Internet or telephone, or by signing, dating and returning the enclosed BLUE proxy card to Validus Holdings, Ltd., care of Innisfree M&A Incorporated, in the postage-paid envelope provided.

        2.     If your Transatlantic Shares are held in "street-name," only your broker or bank can vote your Transatlantic Shares and only upon receipt of your specific instructions. If your Transatlantic Shares are held in "street-name," deliver the enclosed BLUE voting instruction form to your broker or bank or contact the person responsible for your account to vote on your behalf and to ensure that a BLUE proxy card is submitted on your behalf. If your broker or bank or contact person responsible for your account provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included on the enclosed BLUE voting instruction form. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Validus Holdings, Ltd., care of Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that Validus will be aware of all instructions given and can attempt to ensure that such instructions are followed.

        3.     Do not sign or return any proxy card you may receive from Transatlantic. If you have already submitted a proxy card, you have every right to change your vote—use the BLUE proxy card to vote by Internet or telephone or simply sign, date and return the BLUE proxy card. Only your latest dated proxy will be counted.

        4.     Only Transatlantic stockholders of record on July 22, 2011 are entitled to vote at the Special Meeting. We urge each stockholder to ensure that the holder of record of his, her or its Transatlantic Share(s) signs, dates, and returns the enclosed BLUE proxy card as soon as possible.

        If you have any questions or require any assistance in voting your Transatlantic Shares, please contact:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (877) 717-3929
Banks and Brokers May Call Collect: (212) 750-5833

        THE VALIDUS EXCHANGE OFFER WILL BE THE SUBJECT OF A REGISTRATION STATEMENT ON FORM S-4 (WHICH WILL CONTAIN A PROSPECTUS/OFFER TO EXCHANGE) THAT MAY BE FILED BY VALIDUS WITH THE SEC. ADDITIONALLY, THE VALIDUS MERGER OFFER DESCRIBED IN THIS PROXY STATEMENT MAY BECOME THE SUBJECT OF A SEPARATE REGISTRATION STATEMENT ON FORM S-4 FILED WITH THE SEC. THIS PROXY STATEMENT IS NOT A SUBSTITUTE FOR ANY REGISTRATION STATEMENT THAT VALIDUS HAS FILED OR MAY FILE WITH THE SEC OR ANY OTHER DOCUMENTS WHICH VALIDUS MAY SEND TO ITS OR TRANSATLANTIC'S STOCKHOLDERS IN CONNECTION WITH THE VALIDUS TRANSACTION PROPOSAL. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ EACH REGISTRATION STATEMENT AND ALL OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE VALIDUS TRANSACTION PROPOSAL. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF ANY DOCUMENTS FILED BY VALIDUS WITH THE SEC AT THE SEC'S WEBSITE (www.sec.gov) OR BY DIRECTING A REQUEST TO INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022, AT (877) 717-3929 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

SCHEDULE I—
INFORMATION CONCERNING DIRECTORS AND OFFICERS OF VALIDUS
WHO ARE PARTICIPANTS AND INTERESTS OF PARTICIPANTS

Directors and Officers of Validus Who are Participants

        The following table sets forth the name of each director and officer of Validus that is a participant in the solicitation. Unless otherwise indicated, the current business address of each person is 29 Richmond Road, Pembroke, Bermuda HM 08 and the current business telephone number is (441) 278-9000.

DIRECTORS	PARTICIPANT OFFICERS
Edward J. Noonan	Edward J. Noonan
Michael E.A. Carpenter	Joseph E. (Jeff) Consolino
Matthew J. Grayson	Robert F. Kuzloski
Jeffrey W. Greenberg
John J. Hendrickson
Sander M. Levy
Jean-Marie Nessi
Mandakini Puri
Alok Singh
Christopher E. Watson

        TV Holdings and TV Merger Sub are both member managed limited liability companies without directors or officers.

INTERESTS OF PARTICIPANTS

        Validus is the owner of 200 Transatlantic Shares.

I-1

SCHEDULE II—
SECURITY OWNERSHIP OF TRANSATLANTIC PRINCIPAL
STOCKHOLDERS AND MANAGEMENT

THE FOLLOWING TABLES ARE REPRINTED FROM TRANSATLANTIC'S
DEFINITIVE PROXY STATEMENT FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION ON MAY 26, 2011

        The following table lists the beneficial ownership of Transatlantic Shares as of March 28, 2011, by each person or group who, to Transatlantic's knowledge, beneficially owned more than five percent of the outstanding Transatlantic Shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock
BlackRock, Inc.	4,007,864	(1)	6.41
40 East 52nd Street
New York, New York 10022
Davis Selected Advisers, LP	14,159,872	(2)	22.67
2949 East Elvira Road, Suite 101
Tucson, Arizona 85706
JPMorgan Chase & Co.	3,284,202	(3)	5.26
270 Park Avenue
New York, New York 10017

(1)
BlackRock, Inc. filed a Schedule 13G, dated February 9, 2011, with respect to the Transatlantic Shares held by it, which stated that it has sole voting authority with respect to 4,007,864 shares and sole dispositive authority with respect to 4,007,864 shares. BlackRock, Inc. provides investment management, risk analytics and investment accounting services to Transatlantic. During 2010, Transatlantic incurred $6.2 million in fees relating to these services.

(2)
Davis Selected Advisers, L.P. filed a Schedule 13G/A, dated February 14, 2011, with respect to the Transatlantic Shares held by it, which stated that it has sole voting authority with respect to 13,208,762 shares and sole dispositive authority with respect to 14,159,872 shares. On June 8, 2009, Davis Selected Advisers, L.P. entered into a voting agreement with Transatlantic, pursuant to which it (i) agreed to vote the number of Transatlantic Shares beneficially owned by it in excess of 9.9% of the outstanding Transatlantic Shares in a manner proportionate to the vote of the holders of the Transatlantic Shares (other than Transatlantic Shares held by related persons) voting on such matter and (ii) appointed Transatlantic as its proxy and power of attorney to vote such Transatlantic Shares in excess of 9.9% of the outstanding Transatlantic Shares.

(3)
JPMorgan Chase & Co. filed a Schedule 13G, dated February 3, 2011, with respect to the Transatlantic Shares held by it, which stated that it has sole voting authority with respect to 2,896,964 shares, shared voting authority with respect to 273,281 shares, sole dispositive authority with respect to 3,095,201 shares and shared dispositive authority with respect to 189,001 shares.

II-1

        The following table summarizes the beneficial ownership of equity securities of Transatlantic, by each of the nominees for director, each executive officer named in the Transatlantic summary compensation table and by the current directors and current executive officers as a group.

	Equity Securities Owned Beneficially as of January 31, 2011(1)
	TRH Common Stock
Name	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Stephen P. Bradley	0	—
Paul A. Bonny	231,686.37
Ian H. Chippendale	2,667	(3)
John G. Foos	7,167	(3)
John L. McCarthy	2,667	(3)
Robert F. Orlich	567,049.91
Richard S. Press	7,667	(3)
Michael C. Sapnar	131,139.21
Steven S. Skalicky	232,775.37
Thomas R. Tizzio	99,686.16
Javier E. Vijil	219,078.35
All Directors and Executive Officers of TRH as a Group (14 individuals)	1,591,934	2.55

(1)
Unless otherwise indicated, the beneficial owners listed have sole voting and investment power over the shares listed.

(2)
Amounts of equity securities shown include Transatlantic Shares subject to options which may be exercised within 60 days of January 31, 2011 and RSUs which may vest within 60 days of January 31, 2011 as follows: Bonny—201,838 shares, Chippendale—1,000 shares, Foos—2,000 shares, McCarthy—0 shares, Orlich—475,858 shares, Press—2,000 shares, Sapnar—118,901 shares, Skalicky—201,698 shares, Tizzio—48,800 shares, Vijil—201,455 shares, all directors and executive officers of Transatlantic as a group—1,331,471 shares.

Amounts of equity securities shown include shares as to which the individual shares voting and investment power as follows: Foos—3,500 shares with his wife, Orlich—91,191 shares with his wife, Skalicky—5,131 shares with his wife, Tizzio—46,880 shares with his wife, Vijil—9,548 shares with his wife, all directors and executive officers of Transatlantic as a group—156,250 shares. Amounts of equity securities exclude the following securities owned by members of the named individual's immediate family as to which securities such individual has disclaimed beneficial ownership: Foos—300 shares, Press—2,000 shares, all directors and executive officers as a group—2,300 shares.

(3)
Less than .01 percent.

II-2

IMPORTANT

        If your Transatlantic Shares are held in your own name, please use the BLUE proxy card to vote by Internet or telephone or sign, date and return the enclosed BLUE proxy card today. If your Transatlantic Shares are held in "street-name," only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed BLUE voting instruction form to your broker or bank and contact the person responsible for your account to ensure that a BLUE proxy card is voted on your behalf. If your broker or bank provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included on the enclosed BLUE voting instruction form.

        We urge you not to sign any proxy card you may receive from Transatlantic, even as a protest vote against the Proposed Allied World Acquisition.

        If you have any questions or require any assistance in voting your Transatlantic Shares, please contact:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (877) 717-3929
Banks and Brokers May Call Collect: (212) 750-5833

6TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND COMPLETE, SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED 6 YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Transatlantic Common Stock for the upcoming Special Meeting of Transatlantic Stockholders. YOU CAN VOTE TODAY IN ONE OF THREE WAYS: 1. Vote by Telephone — Please call toll-free in the U.S. or Canada at 1-866-756-9932, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1342. Please follow the simple instructions. You will be required to provide the unique control number printed below. OR 2. Vote by Internet — Please access https://www.proxyvotenow.com/trh, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below. OR 3. Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return this BLUE proxy card in the postage-paid envelope provided, or mail to: Validus Holdings, Ltd., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, New York 10150-5155. , 2011 Date Signature of Stockholder Signature of Stockholder (if held jointly) Title(s) NOTE: Please sign exactly as your name or names appear hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person. VALIDUS STRONGLY RECOMMENDS A VOTE "AGAINST" EACH OF THE FOLLOWING PROPOSALS. FOR ABSTAIN AGAINST 1. To adopt the Agreement and Plan of Merger, dated as of June 12, 2011, as it may be amended from time to time, by and among Allied World Assurance Company Holdings, AG, Transatlantic Holdings, Inc. and GO Sub, LLC. 2. To adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal. 3. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Transatlantic Holdings, Inc.'s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON BEHALF OF THE UNDERSIGNED UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF THAT ADVERSELY AFFECTS THE INTEREST OF VALIDUS HOLDINGS, LTD., AS DETERMINED BY VALIDUS HOLDINGS, LTD. IN ITS SOLE DISCRETION. FOR ABSTAIN AGAINST FOR ABSTAIN AGAINST You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had completed, signed, dated and returned a BLUE proxy card.

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE TODAY. 6TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND COMPLETE, SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED 6 THIS PROXY IS SOLICITED BY VALIDUS HOLDINGS, LTD., TV HOLDINGS, LLC AND TV MERGER SUB, LLC IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF TRANSATLANTIC HOLDINGS, INC. FOR THE TRANSATLANTIC HOLDINGS, INC. SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 20, 2011 The undersigned, a holder of common stock (the "Transatlantic Shares") of Transatlantic Holdings, Inc. ("Transatlantic"), held of record on July 22, 2011, acknowledges receipt of the Proxy Statement of Validus Holdings, Ltd. (“Validus”), TV Holdings, LLC and TV Merger Sub, LLC, dated August 22, 2011, and the undersigned revokes all prior proxies delivered in connection with the Special Meeting of Stockholders of Transatlantic (the "Special Meeting") to approve the transactions contemplated by the Agreement and Plan of Merger, dated as of June 12, 2011 ( the "Allied World Acquisition Agreement"), by and among Allied World Assurance Company Holdings, AG ("Allied World"), Transatlantic and GO Sub, LLC, ("Acquisition Sub"). The Allied World Acquisition Agreement contemplates the merger of Acquisition Sub with and into Transatlantic with Transatlantic continuing as the surviving corporation in the merger as a whollyowned subsidiary of Allied World. The undersigned hereby appoints Edward J. Noonan and Joseph E. Consolino and/or each of them, with full power of substitution, proxies for the undersigned to vote all Transatlantic Shares which the undersigned would be entitled to vote at the Special Meeting, to be held on September 20, 2011 at 8:00 a.m., Eastern Time, at the Down Town Association, and any adjournment or postponement thereof, and instructs said proxies to vote as follows: EXCEPT AS PROVIDED HEREIN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE AND YOU HAVE SIGNED THIS PROXY CARD, THIS PROXY WILL BE VOTED (1) AGAINST THE ADOPTION OF THE ALLIED WORLD ACQUISITION AGREEMENT, (2) AGAINST ADJOURNMENT OF THE SPECIAL MEETING, (3) AGAINST THE PROPOSAL, ON AN ADVISORY (NON-BINDING) BASIS, TO APPROVE THE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO TRANSATLANTIC'S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER AND THE AGREEMENTS AND UNDERSTANDINGS PURSUANT TO WHICH SUCH COMPENSATION MAY BE PAID OR BECOME PAYABLE, AND (4) IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF THAT ADVERSELY AFFECTS THE INTERESTS OF VALIDUS, AS DETERMINED BY VALIDUS IN ITS SOLE DISCRETION. THIS PROXY WILL REVOKE (OR BE USED BY THE PROXIES TO REVOKE) ANY PRIOR PROXY DELIVERED IN CONNECTION WITH THE PROPOSALS LISTED TO THE EXTENT THAT IT IS VOTED AT THE SPECIAL MEETING AS STIPULATED ABOVE. BY EXECUTING THIS PROXY CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF. YOUR VOTE IS VERY IMPORTANT—PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE. (continued and to be signed and dated on reverse) PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. B L U E P R O X Y